                                                                    Exhibit 4.10
CHANCE

                                                                  EXECUTION COPY

                               EUR 1,300,000,000

                               FACILITY AGREEMENT
                             dated 06 December 2002

                                      for

                SOCIETE D'INVESTISSEMENT POUR LA TELEPHONIE S.A.
                                  as Borrower

                                  arranged by

                                  BNP PARIBAS
                             CDC FINANCE - CDC IXIS
                            CREDIT AGRICOLE INDOSUEZ
                                CREDIT LYONNAIS
                    CREDIT SUISSE FIRST BOSTON, PARIS BRANCH
                               DEXIA CREDIT LOCAL
                           NATEXIS BANQUES POPULAIRES
         COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (RABOBANK
                          INTERNATIONAL, PARIS BRANCH)
                         THE ROYAL BANK OF SCOTLAND PLC
                             SG INVESTMENT BANKING
                      SUMITOMO MITSUI BANKING CORPORATION
                            WEST LB AG, PARIS BRANCH

                                      with

                                CREDIT LYONNAIS
                                acting as Agent

                                      and

                         THE ROYAL BANK OF SCOTLAND PLC
                           acting as Security Trustee

                       _________________________________



                               FACILITY AGREEMENT


                       _________________________________

                                    CONTENTS

CLAUSE                                                                        PAGE

1.    Definitions And Interpretation  .....................................     1

2.    The Facility ........................................................    14

3.    Purpose .............................................................    14

4.    Conditions Of Utilisation ...........................................    15

5.    Utilisation .........................................................    16

6.    Repayment ...........................................................    17

7.    Prepayment And Cancellation .........................................    18

8.    Interest ............................................................    24

9.    Interest Periods ....................................................    25

10.   Changes To The Calculation Of Interest ..............................    25

11.   Fees ................................................................    26

12.   Tax Gross Up And Indemnities ........................................    27

13.   Increased Costs .....................................................    29

14.   Other Indemnities ...................................................    30

15.   Mitigation By The Lenders ...........................................    32

16.   Costs And Expenses ..................................................    32

17.   Representations .....................................................    34

18.   Information Undertakings ............................................    37

19.   Financial Covenants .................................................    39

20.   General Undertakings ................................................    45

21.   Events Of Default ...................................................    55

22.   Changes To The Lenders ..............................................    60

23.   Changes To The Parent And The Borrower ..............................    63

24.   The Agent, The Security Trustee and The Arranger ....................    64

25.   Conduct Of Business By The Finance Parties ..........................    76

26.   Sharing Among The Finance Parties ...................................    76

27.   Payment Mechanics ...................................................    79

28.   Set-Off .............................................................    81

29.   Application Of Proceeds .............................................    81

30.   Notices .............................................................    83

31.   Calculations And Certificates .......................................    85



32.   Partial Invalidity ..................................................    85

33.   Remedies And Waivers ................................................    85

34.   Amendments And Waivers ..............................................    85

35.   Counterparts ........................................................    86

36.   Governing Law .......................................................    87

37.   Enforcement .........................................................    87

THIS AGREEMENT is dated 06 December 2002 and made between:

(1)  SOCIETE D'INVESTISSEMENT POUR LA TELEPHONIE S.A. (the "Borrower");

(2)  VIVENDI UNIVERSAL S.A. (the "Parent");

(3) BNP PARIBAS, CDC FINANCE - CDC IXIS, CREDIT AGRICOLE INDOSUEZ, CRED LYONNAIS, CREDIT SUISSE FIRST BOSTON, PARIS BRANCH, DEXIA CREDIT LOCAL, NATEXIS BANQUES POPULAIRES, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., (RABOBANK INTERNATIONAL, PARIS BRANCH), THE ROYAL BANK OF SCOTLAND PLC, SG INVESTMENT BANKING, SUMITOMO MITSUI BANKING CORPORATION and WEST LB AG, PARIS BRANCH (whether acting individually or together the "Arranger");

(4) THE FINANCIAL INSTITUTIONS listed in Schedule 1 (the Original Lenders) as lenders (the "Original Lenders");

(5)  CREDIT LYONNAIS as agent of the other Finance Parties (the "Agent"); and

(6) THE ROYAL BANK OF SCOTLAND PLC as security trustee for the Secured Parties (the "Security Trustee").

IT IS AGREED as follows:

                                   SECTION 1
                                 INTERPRETATION

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions
     in this Agreement:

     "Acquisition" means the acquisition by the Borrower of the Borrower Cegetel Shares on the terms of the Acquisition Agreement.

     "Acquisition Agreement" means the share purchase agreement relating to the sale and purchase of the Borrower Cegetel Shares to be made between the Borrower and the Vender in the form already existing between the Vendor an Vodafone AG.

     "Additional Cost Rate" has the meaning given to it in Schedule 9 (Mandatory Cost Formalae).

     "Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

     "AOL Swap" means the transaction pursuant to which, under the terms and conditions of the "Convention de Sous-Participation en Risque et en Tresorerie" dated 31 December 2001 between the Parent and Cegetel and the "Convention de Sous-

Participation en Risque es en Tresorerie" dated 31 December 2001 between the Parent and SNIC (a subsidiary of Cegetel subsequently merged with Cegetel)(together the "Mirror TRS"), Cegetel sub-participates, up to 66.6667%, to a total return share swap transaction dated 6 August 2001 entered into between the Parent and LineInvest Limited and based on 725,000 preferred E shares issued by AOL Europe (the "Parent TRS") or, as the case may be, following the restructuring of the Parent TRS, the total return share swap transaction to be entered into directly between Cegetel and LineInvest Limited in replacement of the Mirror TRS and based on 483,334 preferred E shares issued by AOL Europe.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the earlier of (i) the Utilisation Date and (ii) 30 April 2003.

"Borrower Cegetel Shares" means the shares representing 26% of the ordinary issued share capital of Cegetel which, on the date of this Agreement, are beneficially owned, directly or indirectly, by the Vendor.

"Break Costs" means the amount (if any) by which:

(a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Paris and any TARGET day.

"Business Plan" means the three year 2002-2004 business plan including profit and loss account and cashflow projections in relation to the Cegetel Group presented to the Cegetel board of directors on 13 December 2001, and updated and extended by the Cegetel Group financial department in September 2002 so as to include updated projections for the 2002-2004 medium-term period and long-term projections for the year 2005-2009.

"Cegetel" means Cegetel Groupe S.A., a company incorporated under the laws of France with registered number 403 106 537 (RCS Paris).

"Cegetel Group" means Cegetel and its Subsidiaries.

"Cegetel Shareholders Agreement" means the shareholders agreement dated 14 May 1997, as subsequently amended, and made between the Parent, Compagnie Transatlantique de Telecommunications, British Telecommunications plc, Vodafone AG, SBC International, Inc., SBC International - Societe de Radiotelephone Cellulaire, Inc. and Cegetel.

"Closing Date" means the date on which Completion occurs.

"Commitment" means:

(a) in relation to an Original Lender, the amount set opposite name under heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Completion" means the completion of the Acquisition in accordance with clause 7 of the Acquisition Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a form agreed between the Borrower and the Agent.

"Credit Rating" means, in relation to a corporation, its long-term credit rating from S&P or Moody's.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing, in each case, under Clause 21 (Events of Default)) be an Event of Default.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"EURIBOR" means, in the relation to the Loan:

(a)  the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Interest Period of the Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the Loan.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"Existing Facilities" means:

(a) the EUR 3,000,000,000 syndicated credit facility made available to the Parent under the terms of a credit agreement dated 15 March 2002;

(b) the EUR 850,000,000 syndicated credit facility made available to the Parent under the terms of a credit agreement dated 2 March 1999;

(c) the EUR 1,000,000,000 syndicated credit facility made available to the Parent under the terms of a credit agreement dated 10 July 2002;

(d)  the New Facility;

(e) the First Demand Guarantee granted by the Parent to Credit Lyonnais Securities in connection with the UMO preferred shares for an amount of L136,000,000 dated 14 February 2002;

(f) the ISDA Master Agreement and Confirmation dated 30 May 2002 entered into between the Parent and Deutsche Bank for the Sale and Repurchase Transaction on Vivendi Environnement ordinary shares;

(g) the EUR 300,000,0000 overdraft facility made available by CDC IXIS in favour of the Parent dated 12 October 2001 as the same may be refinanced on terms no more restrictive than the facility referred to in paragraph (d) above;

(h) the Total Return Swap under ISDA Master Agreement and confirmation entered into between the Parent and LineInvest Limited in connection with the AOL preferred shares dated 6 August 2001;

(i) the EUR 215,000,000 facility made available by Societe Generale in favour of the Parent dated 6 June 2002;

(j) the EUR 275,000,000 facility made available by Societe Generale in favour of the Parent dated 28 June 2002;

and any extension, restructuring or refinancing thereof where the terms thereof are no more restrictive in relation to the matters referred to in Clause 20.17
(b) under the relevant facility which is being extended, restructured or refinanced.

"Extension Option" means the option of the Borrower to extend the maturity of the Facility set out in Clause 2.4 (Extension of Facility), the extension being a prorogation by the Lenders.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower or the Security Trustee and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

"Final Maturity Date" means 30 June 2004 or, if the Borrower has exercised the Extension Option, 30 June 2010.

"Finance Document" means this Agreement, any Fee Letter, any Transaction Security Document, the Hedging Agreements and any other document designated as such by the Agent and the Borrower.

"Finance Party" means the Agent, the Arranger, the Security Trustee or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)  moneys borrowed;

(b) any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with GAAP, be treated as a finance or capital lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)   any amount raised by the issue of redeemable shares;

(j) any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k) any arrangement pursuant to which any asset sold or otherwise disposed of by that person may be re-acquired by a member of the Group (whether following the exercise of an option or otherwise); and

(l) (without double counting) the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in paragraphs (a) to (k) above.

"GAAP" means generally accepted accounting principles in France.

"Group" means the Borrower and its Subsidiaries for the time being.

"Hedging Agreement" means each agreement in agreed form entered into by the Borrower and a Lender for the purpose of hedging interest rate liabilities in relation to the Facility in accordance with the letter between the Borrower and the Agent relating to hedging and delivered to the Agent under Clause 4.1 (Initial Conditions Precedent).

"Holding Account" means an account:

(a)   held in France by the Borrower with the Agent or Security Trustee;

(b) identified in a letter between the Borrower and the Agent as a Holding Account (as the same may be redesignated, substituted or replaced from time to time); and

(c) subject to Security in favour of the Security Trustee which Security is in form and substance satisfactory to the Agent and Security Trustee.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Information Package" means the Business Plan and the documents listed in
Schedule 7 (Information Package).

"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).

"Legal Reservations" means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of the UK stamp duty may be void and defences of set-off or counterclaim; and

(c) any general principles which are set out in the qualifications as to matters of law in the legal opinions delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent).

"Lender" means:

(a)   any Original Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Loan" means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means:

(a) if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b) at any other time, a Lender or Lenders whose participations aggregate more than 66 2/3% of the Loan then outstanding.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 9 (Mandatory Cost Formulae).

"Margin" means 4.00 per cent. per annum provided that with effect from the date on which the Parent grants Security in favour of the Security Trustee over its rights to receive dividends in respect of all of the shares it owns directly or indirectly (other than through the Borrower) in the issued share capital of Cegetel, the Margin will be reduced to 2.75 per cent. per annum where the ratio of (i) 69.999 per cent. of the aggregate cash dividends declared by Cegetel in the period of 12 months ending on the 30th June immediately following the date such Security is granted to (ii) Borrower Total

Funding Costs for such 12 month period is at least 2.75:1 provided that in the event that such Security is released pursuant to the terms of this Agreement, the Margin shall immediately revert to 4.00 per cent. per annum.

For the purpose of determining the Margin, Borrower Total Funding Costs shall be determined in accordance with Clause 19.1 (Financial definitions) and Borrower Total Funding Costs shall be calculated on the basis of a Margin of 4.00 per cent. per annum.

"Material Adverse Effect" means a material adverse effect on:

(a) the business, assets, condition (financial or otherwise); operations or prospects of the Group (taken as a whole);

(b) the ability of the Borrower to perform any of its payment obligations or the ability of the Borrower to perform any other of its material obligations under any of the Finance Documents; or

(c) the validity or enforceability of any Finance Document or the effectiveness of any Transaction Security purported to be created pursuant to any Transaction Security Document or the rights and remedies of any Finance Party.

"Material Company" means, at any time, the Borrower, Cegetel, SFR or any other Subsidiary of Cegetel which:

(a) has EBITDA (calculated on the same basis as Cegetel EBITDA, as defined in Clause 19 (Financial covenants)) representing 5 per cent. or more of Cegetel EBITDA; and/or

(b) has gross assets representing 5 per cent. or more of the gross assets of the Cegetel Group; and/or

(c) has turnover representing 5 per cent. or more of consolidated turnover of the Cegetel Group,

in each case calculated on a consolidated basis.

Compliance with the conditions set out in paragraphs (a) to (c) shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a) (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Moody's" means Moody's Investors Services, Inc.

"New Facility" means the EUR1,000,000,000 syndicated credit facility made available to Vivendi Communications North America Inc. and Vivendi Universal Holding I Corp. on 26 November 2002.

"Original Financial Statements" means:

(a) in relation to the Parent, its consolidated financial statements for its financial year ended 31 December 2001; and

(b) in relation to Cegetel, its consolidated audited financial statements for its financial year ended 31 December 2001.


"Parent Cegetel Shares" means all of the shares in the share capital of Cegetel beneficially owned by the Parent and its Subsidiaries at the date of this Agreement.

"Participating Member State" means any member state of the European community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Proceeds" means all Subscription Proceeds, all Distribution Proceeds and all TD Distribution Proceeds (each as defined in Clause 7.3 (Mandatory Prepayment from Proceeds)).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the European interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means the principal office in Paris or London of Credit Agricole Indosuez, Credit Lyonnais, CDC Ixis and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Borrower.

"Repayment Date" means each of the dates specified in Clause 6.1 (Repayment of Loan) as Repayment Dates.

"Repayment Instalment" means each instalment for repayment of the Loan referred to in Clause 6.1 (Repayment of Loan).

"Repeating Representations" means each of the representations set out in Clauses 17.1 (Status) to paragraph (a) of Clause 17.5 (Validity and admissibility in evidence).

"Screen Rate" means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"S&P" means Standard and Poors, a division of the McGraw Hill group of companies.

"SFR" means Societe Francaise du Radiotelephone (SFR) S.A., a company incorporated under the laws of France with registered number 343 960 720.

"Specified Time" means a time determined in accordance with Schedule 6 (Timetables).

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b) more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation.

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Tag Along and Drag Along Rights" means the rights referred to in paragraph 6(g) of Schedule 2.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"TD" means Telecom Developpement SA France.

"Total Commitments" means the aggregate of the Commitments, being EUR 1,300,000,000 at the date of this Agreement.

"Transaction Documents" means the Finance Documents, the Acquisition Agreement and the document evidencing the Tag Along and Drag Along Rights.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents.

"Transaction Security Documents" means each of the following documents:

(a) the charges, pledges and assignments and other security documents in form and substance acceptable to the Security Trustee and the Agent and identified in and delivered to the Agent under Paragraph 4 of Schedule 2 (Conditions Precedent); and

(b) any other document entered into by the Parent or any member of the Group creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Borrower under any of the Finance Documents.

"Transfer Certificate" means a certificate substantially in one of the forms set out in Schedule 4 (Form of Transfer Certificates) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to a transfer, the later of:

(a)   the proposed Transfer Date specified in the Transfer Certificate; and

(b)   the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date of the Utilisation, being the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in
Schedule 3 (Utilisation Request).

     "VAT" means value added tax as provided for in the French Code general des impots and in the Value Added Tax Act 1994 and any other tax of a similar nature.

     "Vendor" means British Telecommunications plc and Cegerel Holdings I B V.

1.2  Construction
     (a) Unless a contrary indication appears any reference in this Agreement to:

          (i) the "Agent", the "Arranger", the "Security Trustee", any "Finance Party", any "Lender" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustee in accordance with this Agreement;

          (ii)      a document in "agreed form" is a document which is:

                    (A) initialled by or on behalf of the Borrower and the Agent or Arranger; or

                    (B) a document executed on or before the Closing Date by the Borrower and the Arranger or Agent.

          (iii) "assets" includes present and future properties, revenues and rights of every description;

          (iv) the "European interbank market" means the interbank market for euro operating in Participating Member States;

          (v) a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended or novated (however fundamentally);

          (vi) "indebtedness" includes any obligation (whether incurred as principal or a surety) for the payment or repayment of money, whether present or future, actual or contingent;

          (vii) a "participation" of a Lender in the Loan means the amount of such Loan which such Lender has made or is to make available and after the Utilisation Date that part of the Loan which is owed to such Lender;

          (viii) a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

          (ix) a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

               (x) a "financial year" of a company is a reference to each period in respect of which it is required by law to produce annual financial statements;

               (xi) a provision of law is a reference to that provision as amended or re-enacted; and

               (xii) a time of day is a reference to Paris time.

         (b) Section, Clause and Schedule headings are for ease of reference only.

          (c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

        (d) A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3      Currency Symbols and Definitions

         "EUR" and "euro" means the single currency unit of the Participating Member States.

1.4      Third party rights

         (a) Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of any Finance Document.

         (b) Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

                                   SECTION 2
                                  THE FACILITY

2.   THE FACILITY

2.1  The Facility

     Subject to the terms of this Agreement, the Lenders make available to the Borrower a euro term loan facility in an aggregate amount equal to the Total Commitments.

2.2  Finance Parties' rights and obligations

     (a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

     (b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

     (c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3  Taux Effectif Global (effective overall rate)

     For the purposes of Articles L313-1 et seq., R 313-1 and R313-2 of the Code de la Consonunation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrower acknowledges that it has received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de periode and duree de periode set out in the letter. The Parties acknowledge that that letter forms part of this Agreement.

2.4  Extension of Facility

     (a) The Borrower shall have the option to request an extension of the maturity date of the Facility to 30 June 2010, by serving written notice (the "Extension Notice") on the Agent at any time prior to 1 June 2004. Any such extension shall be effective as from the Agent's receipt of the Extension Notice.

     (b) Promptly upon receipt of the same, the Agent shall forward a copy of the Extension Notice to the Lenders.

3.   PURPOSE

3.1  Purpose

     The Borrower shall apply forthwith all amounts borrowed by it under the Facility towards payment to the Vendor of the purchase price for the Borrower Cegetel Shares under the Acquisition Agreement.

3.2  Monitoring
     No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.   CONDITIONS OF UTILISATION

4.1  Initial conditions precedent
     The Lenders shall only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to the Utilisation if on or before 30 April 2003 or, if earlier, the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2  Further conditions precedent

     The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

     (a)  no Default is continuing or would result from the proposed Loan; and

     (b) all the representations and warranties in Clause 17 (Representations) are true in all respects.

                                   SECTION 3
                                  UTILISATION

5.   UTILISATION

5.1  Delivery of Utilisation Request

     The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2  Completion of a Utilisation Request

     The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

     (a) the proposed Utilisation Date is a Business Day within the Availability Period which is the Closing Date; or

     (b)  the proposed Interest Period complies with Clause 9 (Interest
          Periods).

5.3  Currency and amount

     The Loan will be made in euro in one amount of EUR 1,300,000,000.

5.4  Lenders' participation

     (a) If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

     (b) The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

     (c) The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case by the Specified Time.

                                   SECTION 4
                     REPAYMENT, PREPAYMENT AND CANCELLATION

6.   REPAYMENT

6.1  Repayment of Loan

     (a) Subject to the exercise of the Extension Option, the Borrower shall repay the Loan in instalments by repaying on each Repayment Date the amount set out below opposite such Repayment Date:

          Repayment Date           Repayment Instalment (euro)

          30 June 2003             105,000,000

          Final Maturity Date      1,195,000,000

     (b) If the Extension Option is exercised by the Borrower, the Borrower shall repay the Loan in instalments by repaying on each Repayment Date the amount set out below opposite such Repayment Date:

          Repayment Date           Repayment Instalment (euro)

          30 June 2003             105,000,000

          30 June 2004              90,000,000

          30 June 2005             145,000,000

          30 June 2006             150,000,000

          30 June 2007             160,000,000

          30 June 2008             195,000,000

          30 June 2009             225,000,000

          Final Maturity Date      230,000,000

     (c) The Borrower may not reborrow any part of the Facility which is repaid.

6.2  Effect of Prepayment and Cancellation of Scheduled Repayments

     (a) If the Borrower cancels the whole or any part of the Commitments in accordance with Clause 7.6 (Right of repayment and cancellation in relation to a single Lender) or if the Commitment of any Lender is reduced under Clause 7.1 (Illegality) then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

          (b) If the Borrower cancels the whole or any part of the Commitments in accordance with Clause 7.4 (Voluntary cancellation) then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled.

          (c) If any part of the Loan is prepaid in accordance with Clause 7.6 (Right of repayment and cancellation in relation to a single Lender) or Clause 7.1 (Illegality) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Loan prepaid.

          (d) If any part of the Loan is prepaid in accordance with Clause 7.2 (Mandatory Prepayment in Full), Clause 7.3 (Mandatory prepayment from Proceeds) or Clause 7.5 (Voluntary prepayment) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in the case of prepayments made pursuant to Clause 7.3 (Mandatory Prepayment from Proceeds), pro-rata, but otherwise in inverse chronological order, by the amount of the Loan prepaid.

7.        PREPAYMENT AND CANCELLATION

7.1       ILLEGALITY

          If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

          (a) that Lender shall promptly notify the Agent upon becoming aware of that event;

          (b) upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

          (c) the Borrower shall repay that Lender's participation in the Loan together with accrued interest on and all other amounts owing to that Lender under the Financing Documents on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent such date not to be earlier than 30 Business Days following the date of the notification to the Borrower by the Agent.

7.2       MANDATORY PREPAYMENT IN FULL

7.2.1     If:

          (a) the Parent ceases to own the entire issued share capital of the Borrower;

          (b)  the Borrower disposes of all or any of the Borrower Cegetel
               Shares;

          (c) the Parent and/or any of its Subsidiaries disposes of all or any of the Parent Cegetel Shares, other than pursuant to Clause 20.18(b)(i) or (ii), or the Parent and/or any of its Subsidiaries creates or permits to subsist any Security or Quasi-Security (as defined in Clause 20.8 (Negative Pledge)) over all or any of the Parent Cegetel Shares;

          (d) Cegetel disposes of all or any of the shares in the issued share capital of SFR or any other of its Subsidiaries which is a Material Company or Cegetel, SFR or any other such Subsidiary disposes of all or substantially all of its business and assets (in any such event, other than to another member of the Cegetel Group but in which case, this paragraph (d) shall apply to any subsequent disposal by the relevant acquiror of the relevant shares, business or assets);

          (e) the Parent and/or the Borrower is in breach of any of its obligations under Clause 19.2 (Financial condition) and the Agent (acting on behalf of the Majority Lenders) so requires by notice in writing to that effect served on the Borrower;

          (f) Cegetel does not declare a distribution by 15 June of any calendar year in respect of which the Borrower's entitlement is in excess of the aggregate of:

               (i) the Repayment Instalment payable on the next succeeding Repayment Date pursuant to Clause 6.1 (Repayment of Loan); and

               (ii) the interest payable on such date pursuant to Clause 8.2
                    (Payment of interest); or

          (g) Cegetel does not pay in full any distribution declared by it by 30 June in the calendar year in which such distribution is declared;

          then, subject to Clauses 7.2.2 and 7.2.3 below, the Facility will on the Relevant Date (as defined in Clause 7.2.2 below) be cancelled in full and the Loan shall be prepaid in full together with interest thereon and all other amounts accrued and owing under the Finance Documents.

7.2.2     For the purposes of Clause 7.2.1 above, "Relevant Date" means:

          (1) in the case of an event referred to in paragraphs (a) to (d) inclusive of Clause 7.2.1 above, the date such event occurs; and

          (ii) in the case of an event referred to in paragraphs (e) to (g) inclusive of Clause 7.2.1 above, the date falling 3 months after the date such event occurs.

7.2.3 If an event occurs under paragraphs (f) or (g) of Clause 7.2.1 above, the Facility shall not be cancelled and the Borrower will be under no obligation in respect of such event to make payments under Clause
          7.2.1 if, by the Relevant Date, the Repayment Instalment due on 30 June in the relevant calendar year and all interest due on the Facility on such date have been paid from the net cash proceeds of the subscription for any new equity share capital issued by the Borrower or from a loan granted to the Borrower by the Parent which is subordinated to the Facility on terms satisfactory to the Lenders.

7.3  Mandatory Prepayment from Proceeds
     (a) For the purposes of Clause 7.2 (Mandatory Prepayment in Full), this Clause 7.3 and Clause 7.7 (Holding Account):

          "Subscription Proceeds" means the net cash proceeds of the subscription for any new equity share capital issued by the Borrower but not any proceeds which are to be applied in:

          (A) repayment of the Facility (including, for the avoidance of doubt, pursuant to Clause 7.1 (Illegality) or 7.6 (Right of Repayment and cancellation in relation to a single Lender));

          (B) payment of interest on the Facility (including, for the avoidance of doubt, Increased Costs pursuant to Clause 13 (Increased Costs));

          (C) payment of administrative expenses incurred by the Borrower to the extent not funded with Distribution Proceeds; or

          (D)  payment of any amount due under the Hedging Agreement.

          "Distribution Proceeds" means the net proceeds of all dividends or other distribution (or interest on any unpaid dividend or distribution) on or in respect of the Borrower Cegetel Shares (not being TD Distribution Proceeds) to the extent that, at the time such distribution is made, such distribution exceeds the aggregate of:

          (A) the interest that has accrued and will accrue on the Loan pursuant to Clause 8 (Interest) during the then current Interest Period;

          (B) the Repayment Instalment payable pursuant to Clause 6.1 (Repayment of Loan) on the Repayment Date which is the last day of such Interest Period; and

          (C) administrative expenses incurred by the Borrower in an amount not exceeding EUR 150,000 in any financial year of the Borrower to the extent not funded with Subscription Proceeds; and

          (D) expenses incurred by the Borrower in respect of amounts owed to the Agent and the Security Trustee including but not limited to the fees set out in the Fee Letters referred to in Clause 11.3 (Agency fee) and Clause 11.4 (Security Trustee fee); and

          "TD Distribution Proceeds" means to the extent that the Borrower is entitled to receive such dividend or distribution, the net proceeds of any Cegetel dividend or distribution made by Cegetel in respect of the cash proceeds of any disposal by Cegetel of its interest in TD, Cegetel S.A., and Reseau Sante Social or a disposal of all or substantially all of their assets.

      (b) The Borrower shall prepay the Loan in an amount equal to the Subscription Proceeds, the Distribution Proceeds and the TD Distribution Proceeds.

      (c) Any mandatory prepayment of the Loan pursuant to this Clause 7.3 shall be due on and from receipt of the relevant Proceeds by the Borrower and shall be paid either:

            (i) on the last day of the Interest Period during which the relevant Proceeds were received by the Borrower; or

            (ii) at such earlier time following receipt of such Proceeds by the Borrower as the Agent (upon the occurrence of an Event of Default which is continuing) or the Borrower (subject to payment of Break Costs) shall direct.

      (d) Pending the application of any amount required to be prepaid under this Facility in accordance with this Clause 7.3 any such amount shall be deposited in the Holding Account.

7.4   Voluntary cancellation

      The Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 5,000,000) of the undrawn part of the Facility. Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably.

7.5   Voluntary prepayment

      The Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or the part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 5,000,000).

7.6   Right of repayment and cancellation in relation to a single Lender

      (a)   If:

            (i) any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

            (ii) any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs); or

            (iii) any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 9 (Mandatory Cost Formulae),

            the Borrower may, whilst (in the case of paragraphs (i) and (ii) above), the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

      (b) On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

      (c) On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.

7.7   Holding Account

      (a) The Borrower shall ensure that all Proceeds excluded from Subscription Proceeds pursuant to paragraphs (A) and (B) of the definition of Subscription Proceeds in Clause 7.3 (Mandatory Prepayment from Proceeds) and the proceeds excluded from Distribution Proceeds pursuant to paragraphs (A) and (B) of the definition of Distribution Proceeds in Clause 7.3 (Mandatory Prepayment from Proceeds) are promptly paid into the Holding Account on receipt by the Borrower.

      (b) The Borrower irrevocably authorises the Agent to apply amounts credited to the Holding Account in repayment of the Facility and in payment of interest on the Facility on the next Repayment Date or, following the occurrence of an Event of Default, on the date on which the Agent serves notice under Clause 21.12 (Acceleration).

      (c) A Finance Party with which the Holding Account is held acknowledges and agrees that interest shall accrue at normal commercial rates on amounts credited to the Holding Account.

7.8   Restrictions

      (a) Any notice of cancellation or prepayment given by the Borrower under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

      (b) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

      (c) The Borrower may not reborrow any part of the Facility which is prepaid.

      (d) The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

     (e) No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

     (f) If the Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

                                   SECTION 5
                              COSTS OF UTILISATION


8.    INTEREST

8.1   Calculation of interest

      The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

      (a)   Margin;

      (b)   EURIBOR; and

      (c)   Mandatory Cost, if any.

8.2   Payment of interest

      On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan.

8.3   Default interest

      (a) If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, been the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

      (b) If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

            (i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

            (ii) the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

      (c) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4   Notification of rates of interest

      The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.   INTEREST PERIODS

     (a) Interest on the Loan shall be calculated by reference to successive Interest Periods.

     (b) The first Interest Period for the Loan shall commence on the Utilisation Date and end on 30 June 2003. Each subsequent Interest Period for the Loan shall commence on the last day of its preceding Interest Period and shall be a period of twelve months.

     (c) An Interest Period for the Loan shall not extend beyond the Final Maturity Date.

10.  CHANGES TO THE CALCULATION OF INTEREST

10.1 Absence of quotations

     Subject to Clause 10.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2 Market disruption

     (a) If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender's participation in the Loan for the Interest Period shall be the rate per annum which is the sum of:

          (i)       the Margin;

          (ii) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

          (iii) the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.


     (b)  In this Agreement "Market Disruption Event" means:

          (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for euro and the relevant Interest Period; or

          (ii) before close of business in France on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 35 per cent. of the Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR.

10.3  ALTERNATIVE BASIS OF INTEREST OR FUNDING

      (a) If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

      (b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4  BREAK COSTS

      (a) The Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

      (b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.   FEES

11.1  COMMITMENT FEE

      (a) A commitment fee shall accrue during the Availability Period at the rate of 1.50 per cent. per annum on the undrawn part of the Total Commitments for the Availability Period.

      (b) The accrued commitment fee shall be payable by the Borrower to the Agent (for the account of the Lenders (pro rata to their Commitments) on the last day of the Availability Period and, if the Facility is cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2  PARTICIPATION FEE

      The Borrower shall pay a participation fee to the beneficiaries, in the amount and at the times agreed in a Fee Letter.

11.3  AGENCY FEE

      The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4  SECURITY TRUST FEE

      The Borrower shall pay to the Security Trustee (for its own account) a security trustee fee in the amount and at the times agreed in a Fee Letter.

                                   SECTION 6
                         ADDITIONAL PAYMENT OBLIGATIONS

12.  TAX GROSS UP AND INDEMNITIES

12.1 DEFINITIONS

     (a)  In this Agreement:

          "Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

          "Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

          "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

          "Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.2 TAX GROSS-UP

     (a) The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

     (b) The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

     (c) If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

     (d) If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

     (e) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3  Tax indemnity

      (a) The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

      (b)    paragraph (a) above shall not apply:

            (i)   with respect to any Tax assessed on a Finance Party:

                  (A) under the law of the jurisdiction in which that Finance
                      Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

                  (B) under the law of the jurisdiction in which that Finance
                      Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction.

                  if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

            (ii)   to the extent a loss, liability or cost:

                  (A) is compensated for by an increased payment under Clause
                      12.2 (Tax gross-up); or

                  (B) would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

      (c) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

      (d) A Protected Party shall, on receiving a payment form the Borrower under this Clause 12.3, notify the Agent.

12.4   Tax Credit

       If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

      (a) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

      (b)   that Finance Party has obtained, utilised and retained that Tax
            Credit,
      the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5  Stamp taxes
      The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6  Value added tax
      (a) All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

      (b) Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13.   INCREASED COSTS

13.1  Increased costs
      (a) Subject to Clause 13.3 (Exceptions) the Borrower shall, within 15 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

      (b)   In this Agreement "Increased Costs" means:

            (i) a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (other than as a result of generally applicable corporation tax on the profits of such Finance Party);

            (ii) an additional or increased cost mandatorily incurred by the relevant Finance Party; or

            (iii) a reduction of any amount due and payable under any Finance
                  Document,

            which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party or any of its Affiliates having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2      INCREASED COST CLAIMS

          (a) A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

          (b) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3      EXCEPTIONS

          (a) Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

               (i) attributable to a Tax Deduction required by law to be made by the Borrower;

               (ii) compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

               (iii)   compensated for by the payment of the Mandatory Cost; or

               (iv) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.(1)

          (b) In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14        OTHER INDEMNITIES

14.1      CURRENCY INDEMNITY

          (a) If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

               (i)  making or filing a claim or proof against the Borrower;

               (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

               the Borrower shall as an independent obligation, within 15 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

     (b) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2 Other indemnities

     The Borrower shall, within 15 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

     (a)  the occurrence of any Event of Default;

     (b) a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

     (c) funding, or making arrangements to fund, its participation in the Loan requested by a Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

     (d) the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3 Indemnity of the Agent

     The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

     (a) (in respect any loss or liability only) investigating any event which it reasonably believes is a Default; or

     (b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4 Indemnity to the Security Trustee

     (a) The Borrower shall within 15 Business Days of demand indemnify the Security Trustee against any cost, loss or liability incurred by the Security Trustee as a result of:

          (i) the taking, holding, protection or enforcement of the Transaction Security,

          (ii) the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee by the Finance Documents or by law; and

          (iii) any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents in relation to the Transaction Security.

          provided that, to the extent that any such costs are incurred on or prior to the service of a notice by the Agent pursuant to Clause 21.12 (Acceleration), such costs are reasonable.

     (b) The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the property which is subject to the Transaction Security Documents in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

15.  MITIGATION BY THE LENDERS

15.1 MITIGATION

     (a) Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 9 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

     (b) Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2 LIMITATION OF LIABILITY

     (a) The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

     (b) A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.  COSTS AND EXPENSES

16.1 TRANSACTION EXPENSES

     The Borrower shall within 15 Business Days pay the Agent, the Arranger and the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

     (a) this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

     (b)  any other Finance Documents executed after the date of this Agreement.

16.2 AMENDMENT COSTS

     If (a) the Parent of the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within 15 Business Days of demand, reimburse or procure reimbursement of each of the Agent and the Security Trustee for the amount of all costs and expenses

          (including legal fees) reasonably incurred by the Agent and the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

     16.3 Enforcement and preservation costs

          The Borrower shall, within 15 Business Days of demand, pay (or procure payment) to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with:

          (a) The preservation of any rights, powers and remedies under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security; and

          (b) the enforcement of any rights, powers and remedies under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of enforcing these rights, powers and remedies, to the extent, in the case of paragraph (a) above, that such costs and expenses have been incurred by the relevant Finance Party acting reasonably.

                                   SECTION 7

              REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.  REPRESENTATIONS

     The Borrower and the Parent each makes the representations set out in this Clause 17 to each Finance Party on the date of this Agreement. On any other date on or before the Closing Date, it is assumed that the Parent and the Borrower have the knowledge of the senior management of Cegetel.

17.1 STATUS

     (a) Each of the Borrower, the Parent and Cegetel is a limited liability corporation and each of the Parent, the Borrower, Cegetel and each Material Company is, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

     (b) The Borrower, the Parent, Cegetel and each Material Company has the power to own its assets and carry on its business as it is being conducted.

17.2 BINDING OBLIGATIONS

     Subject to the Legal Reservations, the obligations expressed to be assumed by the Parent and the Borrower in each Transaction Document are legal, valid, binding and enforceable obligations.

17.3 NON-CONFLICT WITH OTHER OBLIGATIONS

     The entry into and performance by the Parent and the Borrower of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

     (a) any law or regulation applicable to it or any member of the Cegetel Group;

     (b) its constitutional documents or the constitutional documents of any member of the Cegetel Group; or

     (c) any agreement or instrument binding upon it or any member of the Cegetel Group or any of its or any member of the Cegetel Group's assets.

17.4 POWER AND AUTHORITY

     (a) Each of the Parent and the Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

     (b) No limit on the powers of the Parent or the Borrower will be exceeded as a result of it entering into the Transaction Documents to which it is a party.

17.5  VALIDITY AND ADMISSIBILITY IN EVIDENCE
      (a)   All Authorisations required or desirable:

            (i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

            (ii) to make the Transaction Documents to which it is a party admissible in evidence in the Republic of France,

            have been obtained or effected and are in full force and effect.

      (b) All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Cegetel Group have been obtained or effected and are in full force and effect except to the extent failure to obtain or effect those Authorisations could reasonably be expected not to have a Material Adverse Effect.

17.6  INSOLVENCY
      No:

      (a) corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 21.6 (Insolvency proceedings); or

      (b)   creditors process described in Clause 21.7 (Creditors' process),

      has been taken or, to its knowledge, threatened in relation to the Parent, the Borrower or a member of the Cegetel Group and none of the circumstances described in Clause 21.5 (Insolvency) applies to the Parent, the Borrower or a member of the Cegetel Group.

17.7  NO DEFAULT
      (a) No Event of Default is continuing or might reasonably be expected to result from the making of the Loan.

      (b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any member of the Cegetel Group or to which its (or any member of the Cegetel Group's) assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

17.8  NO MISLEADING INFORMATION
      (a) Any factual information relating to the Borrower or the Cegetel Group contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information.

      (b) Any financial projections or forecasts contained in the Information Package have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and were fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

         (c) All other written information provided by the Parent and the Borrower in connection with the Facility was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

17.9     MATERIAL ADVERSE CHANGE
         There has been no material adverse change in the business or financial condition of the Borrower, the Parent or the Cegetel Group since the date of the Original Financial Statements other than any event or series of events that have occurred and have been disclosed to the Finance Parties as part of the Information Package or which have been disclosed in official press releases by the Parent or the Cegetel Group or any regulatory authority in each case prior to the date of this Agreement.

17.10    NO PROCEEDINGS PENDING OR THREATENED
         (a) No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any member of the Cegetel Group.

         (b) There is no actual or pending dispute or dispute resolution process under paragraph 3.5 of the Cegetel Shareholders' Agreement in relation to any business plan due to have been produced under the terms of the Cegetel Shareholders' Agreement prior to the date of this Agreement.

17.11    COMPLIANCE WITH LAWS
         None of the Borrower or any member of the Cegetel Group is in breach of any law or regulation in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.

17.12    BORROWER'S ACTIVITIES
         The Borrower has not engaged in any activities since its incorporation other than the authorisation and execution of the Transaction Documents and the activities referred to in or contemplated by the Transaction Documents and has no liabilities other than under the terms of the Transaction Documents.

17.13    CEGETEL
         On the Closing Date and immediately prior to Completion the Parent will be the beneficial owner of 43.999 per cent. of the issued share capital of Cegetel.

17.14    TIMES ON WHICH REPRESENTATIONS ARE MADE
         (a) All the representations and warranties in this Clause 17 are made to each Finance Party on the date of this Agreement.

     (b) All the representations and warranties in this Clause 17 are deemed to be made by the Parent and the Borrower to each Finance Party on the Closing Date.

     (c) The Repeating Representations are deemed to be made by the Parent and the Borrower to each Finance Party on the date of the Utilisation Request and on the first day of each Interest Period.

     (d) Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

18.  INFORMATION UNDERTAKINGS

     The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

     In this Clause 18:

     "ANNUAL FINANCIAL STATEMENT" means a financial statement for a financial year delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements).

     "FINANCIAL QUARTER" has the meaning given to that term in Clause 19.1 (Financial definitions).

     "INTERIM FINANCIAL STATEMENT" means a financial statement delivered pursuant to paragraph (b) of Clause 18.1 (Financial statements).

     "QUARTERLY FINANCIAL STATEMENT" means a financial statement delivered pursuant to paragraph (c) of Clause 18.1 (Financial statements).

18.1 Financial statements

     The Borrower shall (and the Parent shall procure that the Borrower shall) supply to the Agent in sufficient copies for all the Lenders:

     (a) as soon as they are available, but in any event within 120 days after the end of each of its financial years the audited consolidated financial statements for each of the Borrower and Cegetel for that financial year;

     (b) as soon as they are available, but in any event within 60 days after the end of the first half of each financial year of Cegetel the consolidated financial statements of Cegetel for that financial half year; and

     (c) as soon as they are available, but in any event within 45 days after the end of each first and third Financial Quarter of any given calendar year:

          (i) the consolidated financial statements of Cegetel for that Financial Quarter; and

               (ii) the financial statements of each Subsidiary of Cegetel which is a Material Company for that Financial Quarter.

18.2 Compliance Certificate

     (a) The Borrower shall (and the Parent shall procure that the Borrower shall) supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements, Interim Financial Statements and Quarterly Financial Statements.

     (b)  Each Compliance Certificate shall:

          (i) set out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the end of the relevant Financial Quarter; and

          (ii) confirm no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default.

     (c) Each Compliance Certificate shall be signed by the legal representative of the Borrower.

18.3 Requirements as to financial statements

     (a) Each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) shall be prepared in accordance with GAAP.

     (b) Each of the Parent and the Borrower shall procure that each set of Annual Financial Statements shall be audited by an internationally recognised firm of independent auditors licensed to practice in France.

18.4 Information: miscellaneous

     (a) The Borrower shall (and the Parent shall procure that the Borrower shall) supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

          (i) each budget and each long term business plan in respect of the Cegetel Group, as the same may be updated from time to time, in each case, as approved by the board of directors of Cegetel each year;

          (ii) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, or, to its knowledge, pending against the Borrower or any member of the Cegetel Group, and which might, if adversely determined, involve a potential liability of the Borrower or the Cegetel Group exceeding EUR 30,000,000; and

         (iii) promptly, such information or projections regarding the financial condition, business, operations or performance of the Parent, the

              Borrower or any member of the Cegetel Group as the Agent may reasonably request.

       (b) The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests), within 3 Business Days of the date on which the Parent becomes (whether directly or indirectly) the beneficial owner of the entire issued share capital of Cegetel, written notice of the occurrence of such event.

18.5   Notification of default
       The Borrower shall (and the Parent shall procure that the Borrower shall) notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.    FINANCIAL COVENANTS

19.1   Financial definitions

       In this Clause 19:

       "Borrower Total Funding Costs" means, in relation to any period, the aggregate of:

       (a) all interest, commissions and other financing charges payable by the Borrower in respect of that period;

       (b) all scheduled repayments of the Facility to be made in that period; and

       (c) all amounts payable by the Borrower in respect of that period under the Hedging Agreements (less any amount receivable by the Borrower in respect of that period under the Hedging Agreements), less any interest receivable by the Borrower.

       "Capital Expenditure" means any expenditure or obligation in respect of expenditure which in accordance with GAAP is treated as capital expenditure, including any expenditure or obligation incurred in connection with a finance or capital lease and excluding any expenditure incurred in making any acquisition permitted under paragraph (b) of Clause 20.5 (Acquisitions).

       "Cegetel Cashflow" means, in respect of any Period, subject to the provision below, Cegetel EBITDA after adding back:

       (a)    any decrease in the amount of Working Capital;

       (b)    any non-cash item deducted in computing Cegetel EBITDA,

       and deducting:

       (a) any amount of Capital Expenditure actually made by any member of the Cegetel Group;

       (b)    any increase in the amount of Working Capital;

     (c)  any non-cash item added in computing Cegetel EBITDA,

     and so that no amount shall be included or excluded more than once, provided that for the purposes of computing Cegetel Cashflow for any period in relation to SFR and its Subsidiaries, only 80 per cent. of the consolidated cashflow (computed, mutatis mutandis, as Cegetel Cashflow) or such companies for such period shall be taken into account.

     "Cegetel EBITDA" means, in relation to the Cegetel Group for any period, the aggregate of the amount obtained by adding:

     (a) consolidated operating income of the Cegetel Group before any financial income, extraordinary items, income tax and goodwill amortisation and impairment;

     (b) depreciation charged to the consolidated profit and loss account of the Cegetel Group during such period excluding, for the avoidance of doubt, goodwill, amortisation and impairment;

     (c) amortisation charged to the consolidated profit and loss account of the Cegetel Group during such period;

     and deducting

     (a)  restructuring charges and net restructuring allowances;

     (b)  other one time operating expense or income;

     (c)  gain and loss on sales of tangible and intangible assets.

     "Cegetel Total Net Debt" means the aggregate, on a consolidated basis, of:

     (a) that part of the Financial Indebtedness of members of the Cegetel Group Companies which relates to obligations for the payment or repayment of money in respect of principal incurred in respect of (i) monies borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, or (iii) any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility (including, for the avoidance of doubt, any Financial Indebtedness under this Agreement) and excluding, for the purpose of the testing of the financial covenant referred to in paragraph (b) or Clause 19.2 (Financial Condition) only, any Financial Indebtedness under the AOL Swap;

     (b) the capital element of all rentals or, as the case may be, other payments payable under any finance lease entered into by any member of the Cegetel Group,

     less:

     (i)  cash at hand and at bank of members of the Cegetel Group;

     (ii) bonds, notes and commercial paper beneficially owned by members of the Cegetel Group with a maturity of not more than 6 months and rated at least A-1 by S&P or at least P-1 by Moody's (or an equivalent rating of another agency which the Agent reasonable determines to be comparable);

     (iii) other cash equivalent instruments (including, for the avoidance of doubt, shares in SICAV or FCP constituted of cash or bonds);

     (iv) the principal amount of any outstanding loans granted by Cegetel to its shareholders in accordance with the terms of this Agreement; and

     (v) the principal amount of any outstanding loans granted by Cegetel to TD, up to an aggregate maximum amount of EUR 25,000,000.

     "Financial Quarter" means the period commencing on the day following one Quarter Date and ending on the next Quarter Date.

     "Quarter Date" means each of 31 March, 30 June, 30 September and 31
     December.

     "Working Capital" means, in respect of the Cegetel Group, on any date operating current assets less operating current liabilities excluding income tax assets and liabilities.

19.2 Financial condition

     Each of the Parent and the Borrower shall ensure that:

     (a)  Minimum Cegetel EBITDA:

          (i) Cegetel EBITDA in respect of each period of 12 months ending on a date set out in Column A below shall not be less than the figure set out in Column B below opposite that date:

          Column A                      Column B
          Date                          EUR
          31 March 2003                 2,100,000,000
          30 June 2003                  2,180,000,000
          30 September 2003             2,270,000,000
          31 December 2003              2,400,000,000
          31 March 2004                 2,450,000,000
          30 June 2004                  2,600,000,000; and

          (ii) if the Extension Option is exercised by the Borrower, Cegetel EBITDA in respect of each period of 12 months ending on a date set out in Column A below shall not be less than the figure set out in Column B below opposite that date:

      Column A                   Column B
      Date                       EUR
      30 September 2004          2,700,000,000
      31 December 2004           2,800,000,000
      31 March 2005              2,800,000,000
      30 June 2005               2,800,000,000
      30 September 2005          2,800,000,000
      31 December 2005           2,800,000,000
      31 March 2006              2,800,000,000
      30 June 2006               2,800,000,000
      30 September 2006          2,800,000,000
      31 December 2006           2,800,000,000
      31 March 2007              2,850,000,000
      30 June 2007               2,900,000,000
      30 September 2007          2,950,000,000
      31 December 2007           3,000,000,000
      31 March 2008              3,050,000,000
      30 June 2008               3,100,000,000
      30 September 2008          3,110,000,000
      31 December 2008           3,150,000,000
      31 March 2009              3,150,000,000
      30 June 2009               3,150,000,000
      30 September 2009          3,150,000,000
      31 December 2009           3,150,000,000
      31 March 2010              3,200,000,000
      30 June 2010               3,200,000,000

(b)   Leverage:
      (i) the ratio of Cegetel Total Net Debt on each date referred to in Column A below to Cegetel EBITDA for the period of 12 months ending on such date shall not be greater than the ratio set out in Column B below opposite that date:

      Column A                   Column B
      Date                       Ratio
      30 June 2003               0.75:1
      30 September 2003          0.60:1
      31 December 2003           0.50:1
      31 March 2004              0.40:1
      30 June 2004               0.70:1; and

      (ii) if the Extension Option is exercised by the Borrower, the ratio of Cegetel Total Net Debt on each date referred to in Column A below to Cegetel EBITDA for the period of 12 months ending on such date shall not be greater than the ratio set out in Column B below opposite that date:

     Column A                 Column B
     Date                     Ratio

     30 September 2004        0.50:1
     31 December 2004         0.40:1
     31 March 2005            0.40:1
     30 June 2005             0.65:1
     30 September 2005        0.50:1
     31 December 2005         0.40:1
     31 March 2006            0.40:1
     30 June 2006             0.60:1
     30 September 2006        0.40:1
     31 December 2006         0.30:1
     31 March 2007            0.30:1
     30 June 2007             0.40:1
     30 September 2007        0.30:1
     31 December 2007         0.30:1
     31 March 2008            0.30:1
     30 June 2008             0.30:1
     30 September 2008        0.30:1
     31 December 2008         0.30:1
     31 March 2009            0.30:1
     30 June 2009             0.30:1
     30 September 2009        0.30:1
     31 December 2009         0.30:1
     31 March 2010            0.30:1
     30 June 2010             0.30:1

(c)  Cashflow to Borrower Total Funding Costs:

     (i) the ratio of (i) 26% of Cegetel Cashflow in respect of the period of 12 months ending on each date (the "Measurement Date") referred to in Column A below to (ii) Borrower Total Funding Costs for the period of 12 months ending on, if the Measurement Date is a 31 March or 30 June, the 30 June in the same calendar year or, if the Measurement Date is a 30 September or 31 December, the 30 June in the immediately succeeding calendar year, shall not be less than the ratio set out in Column B below opposite that date:

     Column A                 Column B
     Date                     Ratio

     30 June 2003             1.60:1
     30 September 2003        1.65:1

               Column A                           Column B
               Date                               Ratio

               31 December 2003                   1.70:1
               31 March 2004                      1.80:1
               30 June 2004                       1.80:1; and

               (ii) if the Extension Option is exercised by the Borrower, the ratio of (i) 26% of Cegetel Cashflow in respect of the period of 12 months ending on each date (the "Measurement Date") referred to in Column A below to (ii) Borrower. Total Funding Costs for the period of 12 months ending on, if the Measurement Date is a 31 March or 30 June, the 30 June in the same calendar year or, if the Measurement Date is a 30 September or 31 December, the 30 June in the immediately succeeding calendar year, shall not be less than the ratio set out in Column B below opposite that date:

               Column A                           Column B
               Date                               Ratio
               30 September 2004                  1.60:1
               31 December 2004                   1.65:1
               31 March 2005                      1.70:1
               30 June 2005                       1.70:1
               30 September 2005                  1.80:1
               31 December 2005                   1.80:1
               31 March 2006                      1.85:1
               30 June 2006                       1.85:1
               30 September 2006                  1.90:1
               31 December 2006                   1.90:1
               31 March 2007                      1.90:1
               30 June 2007                       1.95:1
               30 September 2007                  1.85:1
               31 December 2007                   1.90:1
               31 March 2008                      1.90:1
               30 June 2008                       1.95:1
               30 September 2008                  1.85:1
               31 December 2008                   1.90:1
               31 March 2009                      1.90:1
               30 June 2009                       1.95:1
               30 September 2009                  2.00:1
               31 December 2009                   2.00:1
               31 March 2010                      2.00:1
               30 June 2010                       2.00:1

19.3  Financial testing

      The financial covenants set out in Clause 19.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

20.   GENERAL UNDERTAKINGS

      The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1  Authorisations

      Each of the Parent and the Borrower shall procure that the Borrower and each member of the Cegetel Group shall obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisations required under any law or regulation to:

      (a)   enable it to perform its obligations under the Transaction
            Documents;

      (b) ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

      (c) enable it to own its property and assets and to carry on its business, trade and ordinary activities as currently conducted except to the extent failure to obtain or comply with these Authorisations could reasonably be expected not to have a Material Adverse Effect.

20.2  Compliance with laws

      Each of the Parent and the Borrower shall procure that the Borrower and each member of the Cegetel Group shall comply in all respects with all laws (including Environmental Law) to which it may be subject, if failure so to comply has, or could reasonably be expected to have, a Material Adverse Effect.

20.3  Merger

      (a) Except as permitted under paragraph (b) below, each of the Parent and the Borrower shall procure that neither the Borrower nor any member of the Cegetel Group shall enter into any amalgamation, demerger, merger or corporate reconstruction, save insofar as any Subsidiary of Cegetel does so in accordance with the terms of the Cegetel Shareholders' Agreement;

      (b)   Paragraph (a) above shall not apply to:

            (i) any amalgamation, merger or corporate reconstruction between Cegetel and one of its Subsidiaries where Cegetel is the surviving corporate entity;

            (ii) any amalgamation, merger or corporate reconstruction of any Subsidiary of Cegetel with any other Subsidiary of Cegetel, and TD; and

            (iii) any amalgamation, merger or corporate reconstruction involving a member of the Cegetel Group and a company which is not a member of the Cegetel Group where the member of the Cegetel Group is the surviving entity if:

                  (A) the amount of the contribution made to the relevant member of the Cegetel Group when aggregated with the contributions to other members of the Cegetel Group and the acquisition cost of any other companies or businesses acquired by members of the Cegetel Group pursuant to paragraph (b)(iii) of Clause 20.5 (Acquisitions) since the date of this Agreement does not exceed EUR500,000,000;

                  (B) no Default has occurred and is continuing at the time of that acquisition or would occur as a result of that acquisition; and

                  (C) the asset contributed to the relevant member of the Cegetel Group is either:

                        (1) that part of TD that Cegetel presently does not beneficially own; or

                        (2) a company operating predominantly in France whose principal business is similar to or complementary to the fixed telephony business of the Cegetel Group,

                        where in the case of paragraph (2) above the Majority Lenders have given their prior written consent, such consent not to be unreasonably withheld and to be deemed to have been given if not expressly refused within 5 Business Days of the request for such consent.

20.4  Change of business

      Each of the Parent and the Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or any Material Company from that carried on at the date of this Agreement.

20.5  Acquisitions

      (a) Each of the Parent and the Borrower shall procure that neither the Borrower nor any member of the Cegetel Group shall acquire a company or acquire (or acquire an interest in) shares or a business.

      (b)   Paragraph (a) above shall not apply to:

            (i) an acquisition of the Borrower Cegetel Shares by the Borrower under the Acquisition Agreement;

            (ii) an acquisition by a member of the Cegetel Group permitted pursuant to paragraph (c)(ii) of Clause 20.9 (Disposals);

          (iii)     an acquisition by any member of the Cegetel Group if:

                    (A) the amount of the acquisition cost, when aggregated with the contributions made to members of the Cegetel Group under paragraph (b)(iii) of Clause 20.3 (Merger) and the acquisition cost of any other companies or businesses acquired by members of the Cegetel Group since the date of this Agreement (other than acquisitions permitted pursuant to paragraph (iv) below) does not exceed EUR 500,000,000;

                    (B) no Default has occurred and is continuing at the time of that acquisition or would occur as a result of that acquisition; and

                    (C)  the company or business being acquired is either:

                         (1) that part of TD that Cegetel presently does not beneficially own; or

                         (2) a company or business operating predominantly in France whose principal business is similar to or complementary to the fixed telephony business of the Cegetel Group,

                         where in the case of paragraph (2) above the Majority Lenders have given their prior written consent, such consent not to be unreasonably withheld and to be deemed given if not expressly refused within 5 Business Days of the request for such consent; or

          (iv) any other acquisition by any member of the Cegetel Group for an individual acquisition cost of not more than EUR 20,000,000 provided that (i) the aggregate amount of the acquisition cost of all acquisitions permitted pursuant to this paragraph (iv) made since the date of this Agreement shall not exceed EUR 100,000,000 and (ii) no Default has occurred and is continuing at the time of that acquisition or would occur as a result of that acquisition.

20.6 HOLDING COMPANY
     The Borrower shall not (and the Parent shall procure that the Borrower shall not) trade, undertake any commercial activity, carry on any business, own any assets or incur any liabilities except for:

     (a)  business as a holding company;

     (b) ownership of the Borrower Cegetel Shares, credit balances in bank accounts and cash; or

     (c) any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

20.7 PARI PASSU RANKING

     The Borrower shall (and the Parent shall procure that the Borrower shall) ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.8 NEGATIVE PLEDGE

     In this Clause 20.8, "Quasi-Security" means a transaction described in paragraph (c) below.

     Except as permitted under paragraph (d) below:

     (a) the Borrower shall not (and the Parent shall procure that the Borrower shall not) create or permit to subsist any Security or Quasi-Security over its assets other than under the Finance Documents.

     (b) each of the Parent and the Borrower shall procure that no member of the Cegetel Group shall create or permit to subsist any Security over any of its assets.

     (c) each of the Parent and the Borrower shall procure that no member of the Cegetel Group shall:

          (i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Cegetel Group;

          (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms;

          (iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

          (iv) enter into any other preferential arrangement having a similar effect,

          in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

     (d)  Paragraphs (b) and (c) above do not apply to:

          (i) any netting or set-off arrangement entered into by any member of the Cegetel Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Cegetel Group;

          (ii) any lien arising by operation of law in the ordinary course of trading;

(iii) any Security or Quasi-Security over or affecting any asset acquired by a member of the Cegetel Group after the date of this Agreement if:

          (A) the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Cegetel Group; and

          (B) the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Cegetel Group.

(iv) any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Cegetel Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Cegetel Group, if:

          (A) the Security or Quasi-Security was not created in contemplation of the acquisition of that company; and

          (B) the principal amount secured has not increased in contemplation of or since the acquisition of that company.

(v) any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Cegetel Group in the ordinary course of trading and on the suppliers standard or usual terms;

(vi) any sale, transfer or other disposal of an asset by a member of the Cegetel Group on terms it may be leased to or re-acquired by another member of the Cegetel Group;

(vii) any Security entered into by any member of the Cegetel Group in accordance with the terms of the Cegetel Shareholders' Agreement as at the date of this Agreement; or

(viii) Security or Quasi-Security created after the date of this Agreement over any asset of any member of the Cegetel Group acquired after the date of this Agreement for the purpose of securing Financial Indebtedness incurred for the purpose of acquiring such asset (or any part thereof) and provided the amount secured by such Security or Quasi-Security does not exceed at any time the amount thereby secured as at the date of such acquisition;

(ix) any Security or Quasi-Security over receivables or any collection account into which the proceeds of such receivables are paid created by any member of the Cegetel Group to secure Financial Indebtedness incurred pursuant to a securitisation transaction for an aggregate amount not to exceed EUR 500,000,000;

          (x) Security or Quasi-Security renewing or extending any Security or Quasi-Security permitted pursuant to paragraphs (i) to (ix) above provided that the principal amount secured thereby has not increased and that such Security or Quasi-Security is not extended to other property; and

          (xi) any Security or Quasi-Security which exists in respect of any asset of any member of the Cegetel Group where the amount of Financial Indebtedness secured by such Security or Quasi-Security (when aggregated with the amount of all Financial Indebtedness of each member of the Cegetel Group secured by Security or Quasi-Security other than that permitted under paragraphs (i) to
               (x) above) does not exceed EUR 100,000,000.

20.9 Disposals

     (a) The Borrower shall not (and the Parent shall procure that the Borrower shall not), sell, lease, transfer or otherwise dispose of any asset other than as permitted or required by the terms of the Finance Documents.

     (b) Except as permitted under paragraph (c) below, each of the Parent and the Borrower shall procure that no member of the Cegetel Group shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

     (c) Paragraph (b) above does not apply to any sale, lease, transfer or other disposal:

          (i) by any member of the Cegetel Group of assets made in the ordinary course of day to day business of the disposing entity;

          (ii) of any asset by a member of the Cegetel Group to another member of the Cegetel Group;

         (iii) of obsolete vehicles, plant, machinery or equipment;

          (iv) of cash where that disposal is not otherwise prohibited by the Finance Documents;

           (v) of fixed assets where the proceeds of disposal are used within 12 months of that disposal to purchase replacement fixed assets comparable or superior as to type, value and quality;

          (vi) in accordance with the terms of the Cegetel Shareholders' Agreement as at the date of this Agreement;

         (vii) otherwise permitted pursuant to Clause 20.8 (Negative Pledge);

               (viii) of the interest of any member of the Cegetel Group in TD, Cegetel S.A., Reseau Sante Social or all or substantially all of the assets of any such company; or

               (ix) by any member of the Cegetel Group on arm's length terms of assets where the aggregate net consideration received pursuant to this paragraph (ix) does not exceed
                        EUR 100,000,000 (or its equivalent) in any financial year of Cegetel.

20.10    ARM'S LENGTH BASIS
         (a) Each of the Parent and the Borrower shall procure that neither the Borrower nor any member of the Cegetel Group will, except as permitted by paragraph (b) below, enter into any transaction with the Parent or any of its Subsidiaries except on arm's length terms.

         (b) Intra-Group loans permitted under Clause 20.11 (Loans or credit) shall not be a breach of this Clause 20.10.

20.11    LOANS OR CREDIT
         (a) The Borrower shall not (and the Parent shall ensure that the Borrower shall not) make any loans or grant any credit or make any other financial arrangement having a similar effect, other than pursuant to the terms of paragraph (c)(iii)(B) below.

         (b) Each of the Parent and the Borrower shall procure that the members of the Cegetel Group shall not make any loans to, grant any credit to or make any other financial arrangement having a similar effect with the Parent or any of its Subsidiaries other than members of the Cegetel Group except as permitted under paragraph (c) below.

         (c) Paragraph (b) above does not apply to loans made by Cegetel to its shareholders on a pro rata basis provided that:

               (i) such loans are repayable to Cegetel by its shareholders on a pro rata basis;

               (ii) no such loan may be advanced, and all such outstanding loans shall be immediately repayable, if the Credit Rating of the Parent with S&P or Moody's is lower than BBB- (or its equivalent);

               (iii) in respect of any such loan to the Borrower:

                     (A) such loan shall be fully subordinated to the Facility on terms acceptable to the Agent;

               (B)  either:

                    (1) the proceeds of such loan shall be credited to an account (an "Escrow Account") held in France by the Borrower with the Agent or the Security Trustee; or

                    (2)   (i)   if the Credit Rating of the Parent with S&P or
                                Moody's is not less than A- (or its equivalent);
                                or


                          (ii) if the Credit Rating of the Parent with S&P or Moody's is at least BBB- (or its equivalent) and the relevant loan to the Parent is the subject of a bank guarantee from a prime bank or financial institution with a Credit Rating form S&P or Moody's of at least A- (or its equivalent), the proceeds of that loan may be advanced to the Parent by way of loan on the basis that such loan is repayable on demand; and

               (C) both the loan made to the Parent and the Escrow Account shall be subject to Security in favour of the Security Trustee, which Security is in form and substance satisfactory to the Agent;

       (iv) the aggregate amount of all such loans made in any financial year of Cegetel shall not exceed the dividend paid by Cegetel in respect of its previous financial year; and

       (v) to the extent possible, such loans shall be converted into a dividend payment on Cegetel's next dividend payment date in full or partial settlement of the dividend due for payment on such date.

20.12  Fees

       The Borrower shall not (and the Parent shall ensure that the Borrower shall not) incur or pay any fees or commissions to any person other than fees incurred under the terms of any Transaction Document and any administrative fees incurred in the ordinary course of its day-to-day business.

20.13 Dividends

       (a) The Borrower shall not (and the Parent shall procure that the Borrower shall not):

           (i) declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, fee or distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

           (ii)  repay or distribute any dividend or share premium reserve;

            (iii) pay any management, advisory or other fee to or to the order of the Parent; or

            (iv) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

      (b) Each of the Parent and the Borrower shall procure that Cegetel shall not pay any dividend in relation to its share capital unless such dividend is paid in cash.

      (c) Each of the Parent and the Borrower shall procure that neither Cegetel nor SFR shall enter into any agreement or arrangement containing any prohibition, limitation or other restriction on either Cegetel or SFR in respect of the declaration or payment of dividends or other distributions on its issued share capital, save to the extent such restriction is set out under the terms of the Cegetel Shareholders' Agreement as at the date of this Agreement.

20.14 Financial Indebtedness

      (a) Other than under the Transaction Documents or pursuant to any loan made to it (i) by Cegetel in accordance with paragraph (c) of Clause 20.11 (Loans or Credit) or (ii) by the Parent on a subordinated basis the terms of which shall have been approved by the Lenders, the Borrower shall not (and the Parent shall ensure that the Borrower shall not) incur or allow to remain outstanding any Financial Indebtedness.

      (b) Each of the Parent and the Borrower shall ensure that no member of the Cegetel Group enters into any guarantee, indemnity or other instrument of suretyship in respect of Financial Indebtedness of the Parent and its Subsidiaries (other than members of the Cegetel Group).

20.15 Amendments

      The Borrower shall not (and the Parent shall ensure that the Borrower shall not) agree to amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document, the Cegetel Shareholders' Agreement or any other document delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) (including, without limitation, the dividend policy in respect of Cegetel) except:

      (a) prior to or on the Closing Date, with the prior written consent of the Majority Lenders; or

      (b)   after the Closing Date, in a way which:

            (i) could reasonably be expected not to materially and adversely affect the interests of the Lenders; and

            (ii)  would not change the date, amount or method of payment of dividends on the issued share capital of Cegetel,
          provided that, for the avoidance of doubt, a change in the dividend policy of Cegetel which would reduce the dividends payable by Cegetel shall only be made with the prior written consent of the Majority Lenders.

20.16     SALE OF THE BORROWER CEGETEL SHARES

          If an Event of Default is continuing and if the Agent (on the instructions of the Lenders) so requests, the Borrower shall (and the Parent shall procure that the Borrower shall), subject to the proviso below, sell the Borrower Cegetel Shares as soon as practicable for the best consideration available on arm's length terms, and that the proceeds of such sale are applied in prepayment of the Loan, all accrued interest and all other amounts accrued under the terms of the Finance Documents, provided that, if the agreed net consideration is less than the aggregate of the Loan and all accrued and outstanding interest in respect thereof, the prior written consent of the Lenders shall be obtained before the Borrower agrees to any sale of the Borrower Cegetel Shares.

20.17     CONDITIONS SUBSEQUENT

          (a) The Borrower shall (and the Parent shall procure that the Borrower shall) as soon as possible, and in any event within 30 Business Days of the date of receipt of a draft pledge agreement from the legal advisers to the Agent, execute first ranking Security in the form of a pledge (nantissement de compte d'instruments financiers) in favour of the Security Trustee over the Borrower Cegetel Shares and carry out any action to protect, perfect or give priority to such Security.

          (b) The Parent shall, and the Parent shall procure that each of its Subsidiaries (other than the Borrower) shall, as soon as any restriction in respect of the same ceases to have effect, whether under the terms of the Cegetel Shareholders' Agreement and any other relevant shareholder agreement existing at the date of this Agreement or under the terms of the Existing Facilities, execute first ranking Security in the form of a cession de creance in favour of the Lenders over its rights to receive dividends on all of the shares held by it whether directly or indirectly in the issued share capital of Cegetel, provided that such Security shall be released in accordance with the terms of paragraph (b) of Clause 24.24 (Releases).

20.18     PARENT

          (a) The Parent shall not, and shall procure that none of its Subsidiaries (other than the Borrower) shall, grant Security over any shares in the issued share capital of Cegetel beneficially owned by such company, unless:

                    (i) such shares remain subject to the Tag Along and Drag Along Rights; and

                    (ii) such Security is subject to any Security granted by it pursuant to paragraph (b) of Clause 20.17 (Conditions Subsequent).

      (b) The Parent shall not, and shall procure that none of its Subsidiaries shall, sell, transfer or otherwise dispose of all or any of the Parent Cegetel Shares beneficially owned by such company unless:

          (i)

               (A) such disposal is made to a wholly owned Subsidiary of the Parent;

               (B) the Subsidiary referred to in paragraph (A) above is incorporated in France; and

               (C) such shares remain subject to the Tag Along and Drag Along Rights; or

          (ii) such disposal is made pursuant to the terms of the Tag Along and Drag Along Rights.

20.19 TD, CEGETEL S.A., RESEAU SANTE SOCIAL

      Each of the Parent and the Borrower shall use all reasonable endeavours, subject to the terms of the Cegetel Shareholders' Agreement, to ensure that on any disposal by Cegetel of its interest in TD, Cegetel S.A. or Reseau Sante Social (or a disposal of all or substantially all of the assets of any such company), Cegetel shall apply the cash proceeds of such disposal in payment of a dividend to its shareholders within 12 months of such disposal.

21.   EVENTS OF DEFAULT

      Each of the events or circumstances set out in this Clause 21 is an Event of Default.

21.1  NON-PAYMENT

      The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

      (a) its failure to pay is caused by administrative or technical error; and

      (b) payment is made within three Business Days of its due date.

21.2  OTHER OBLIGATIONS

      (a) The Parent or the Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.18(b) (Parent), Clause 19.2 (Financial condition) or Clause 21.1 (Non-payment)).

      (b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Parent or the Borrower or the Parent or the Borrower becoming aware of the failure to comply.

21.3  MISREPRESENTATION

      Any representation or statement made or deemed to be made by the Parent, the Borrower or Cegetel in the Finance Documents or any other document delivered by or on behalf of the Parent, the Borrower or Cegetel under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

21.4  Cross Default

      (a) Any Financial Indebtedness of the Parent, the Borrower or any member of the Cegetel Group is not paid when due (subject to any applicable grace period).

      (b) Any Financial Indebtedness of the Parent, the Borrower or any member of the Cegetel Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

      (c) Any creditor of the Parent, the Borrower or any member of the Cegetel Group becomes entitled to declare any Financial Indebtedness of the Parent, the Borrower or any member of the Cegetel Group due and payable prior to its specified maturity as a result of an event of default (however described).

      (d) No Event of Default will occur under this Clause 21.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than:

            (i) in the case of the Parent, if the Credit Rating of the Parent with S&P or Moody's is less than BBB- (or its equivalent), EUR 40,000,000 but otherwise EUR 50,000,000 (or its equivalent in any other currency or currencies); or

            (ii) in the case of the Cegetel Group, EUR 30,000,000 (or its equivalent to any other currency or currencies).

21.5  Insolvency

      (a) The Parent, the Borrower or any other Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling all or a class of its indebtedness.

      (b) The Parent, the Borrower or any other Material Company which conducts business in France is in a state of cessation des paiements, or any Material Company becomes insolvent for the purpose of any insolvency law.

      (c) A moratorium is declared in respect of all or any class of any indebtedness of the Parent, the Borrower or any other Material Company.

21.6 INSOLVENCY PROCEEDINGS

     (a) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

          (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent, the Borrower or any other Material Company other than a solvent liquidation or reorganisation of any Material Company other than the Borrower or Cegetel;

         (ii) a composition, assignment or arrangement with all or any class of creditors of the Parent, the Borrower or any other Material Company;

        (iii) the appointment of a liquidator (other than in respect of a solvent liquidation of any Material Company (other than the Borrower or Cegetel)), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Parent, the Borrower or any other Material Company or any of its assets; or

          (iv) enforcement of any Security over any assets of the Parent, the Borrower or any other Material Company,

          or any analogous procedure or step is taken in any jurisdiction.

     (b) The Parent, the Borrower or any other Material Company commences proceedings for reglement amiable in accordance with articles L.611-3 to L.611-6 of the French Code de Commerce.

     (c) A judgement for redressement judiciaire, cession totale de l'entreprise or liquidation judiciaire is entered in relation to the Parent, the Borrower or any other Material Company under articles L.620-1 to L.628-3 of the French Code de Commerce.

     (d) Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

21.7 CREDITORS' PROCESS

     Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Parent, the Borrower or any other Material Company and is not discharged within 30 days.

21.8 UNLAWFULNESS AND INVALIDITY

     (a) It is or becomes unlawful for the Borrower or the Parent to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

     (b) Any obligation or obligations of the Borrower or the Parent under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders under the Finance Documents.

     (c) Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or any subordination created thereunder is alleged by a party to it (other than a Finance Party) to be ineffective.

21.9  REPUDIATION

      The Borrower or the Parent repudiates a Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any Transaction Security.

21.10 CESSATION OF BUSINESS

      The Parent, the Borrower or any other Material Company ceases (or threatens to cease) to carry on all or substantially all of its business.

21.11 MATERIAL ADVERSE CHANGE

      Any event or circumstance occurs in respect of (i) the Parent, (ii) the Borrower or (iii) the Cegetel Group (taken as a whole) which has, or could reasonably be expected to have a Material Adverse Effect.

21.12 ACCELERATION

      On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

      (a) cancel the Total Commitments whereupon they shall immediately be cancelled and any fees payable under the Finance Documents in connection with these Commitments shall be immediately due and payable;

      (b) declare that all or part of the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

      (c) direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

21.13 NON-RECOURSE

      Each Finance Party hereby waives all rights and claims it may have against the Parent as a result of a breach of any undertaking by the Parent under the terms of this Agreement. Such waiver shall be without prejudice to:

      (a) the occurrence of an Event of Default pursuant to Clause 21.2 (Other obligations) and the rights of the Agent and the Lenders pursuant to Clause 21.12 (Acceleration); and

               (b) the rights and claims of the Finance Parties pursuant to the enforcement of any of the Transaction Security from time to time, whether such Transaction Security is granted by the Parent or the Borrower.

                                   SECTION 8
                               CHANGES TO PARTIES

22.    CHANGES TO THE LENDERS

22.1   Assignments and transfers by the Lenders
       Subject to this Clause 22, a Lender (the "Existing Lender") may:

       (a)    assign any of its rights and benefits, or

       (b)    transfer by novation any of its rights, benefits and obligations,

       to another bank or financial institution (the "New Lender") provided that any assignment or transfer of part (but not the whole) of a Lender's Commitment shall be in a minimum aggregate amount of EUR15,000,000.

22.2   Conditions of assignment or transfer

       (a) The consent of the Borrower is required for an assignment or transfer by a Lender, unless:

            (i) the assignment or transfer is to another Lender or an Affiliate of a Lender; or

            (ii)  an Event of Default is continuing.

       (b) The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Parent within that time.

       (c) The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

       (d) An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

       (e)  A transfer will only be effective if the procedure set out in Clause
            22.5 (Procedure for transfer) is complied with.

       (f)  If:

            (i) a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents or changes its Facility Office; and

            (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under

                Clause 12 (Tax gross-up and indemnities) of Clause 13 (Increased costs).

          then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3 ASSIGNMENT OR TRANSFER FEE

     The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 1,500.

22.4 LIMITATION OF RESPONSIBILITY OF EXISTING LENDERS

     (a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

          (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

          (ii) the financial condition of the Parent, the Borrower or any member of the Cegetel Group;

          (iii) the performance and observance by the Parent, the Borrower or any member of the Cegetel Group of its obligations under the Finance Documents or any other documents; or

          (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

          and any representations or warranties implied by law are excluded.

     (b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

          (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Parent, the Borrower and the Cegetel Group in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

          (ii) will continue to make its own independent appraisal of the creditworthiness of the Parent, the Borrower and the Cegetel Group whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

     (c)  Nothing in any Finance Document obliges an Existing Lender to:


          (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

          (ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Parent, the Borrower or any member of the Cegetel Group of its obligations under the Finance Documents or otherwise.

22.5 PROCEDURE FOR TRANSFER

     (a) Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

     (b)  On the Transfer Date:

          (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Parent, the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

          (ii) each of the Parent and Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Parent, the Borrower and the New Lender have assumed and/or acquired the same in place of the Parent, the Borrower and the Existing Lender;

        (iii) the Agent, the Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

          (iv) the New Lender shall become a Party as a "Lender".

22.6 Disclosure of information

     Any Lender may disclose to any of its Affiliates and any other person:

     (a) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

     (b) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents; or

     (c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

     any information about the Parent, the Borrower, the Cegetel Group and the Finance Documents as that Lender shall consider appropriate provided that the person to whom the information is to be given has entered into a Confidentiality Undertaking.

23.  CHANGES TO THE PARENT AND THE BORROWER

     Neither the Parent nor the Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

                                   SECTION 9
                               THE FINANCE PARTIES

24.  THE AGENT, THE SECURITY TRUSTEE AND THE ARRANGER

24.1 APPOINTMENT OF THE AGENT

     (a) Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents, including any Transaction Security Documents entered into in favour of the Lenders.

     (b) Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2 DECLARATION OF TRUST

     (a) The Security Trustee declares that it shall hold the Transaction Security created on trust for the Finance Parties on the terms contained in this Agreement.

     (b) Each party agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is a party (and no others shall be implied).

     (c) The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers pursuant to the Transaction Security Documents except through the Agent.

     (d) The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Act 1925 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

     (e) Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

24.3 DUTIES OF THE AGENT

     (a) The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

     (b) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, then (i) in the case of a notice received by the Agent, the Agent shall promptly notify the Lenders or (ii) in the case of the notice received by the Security Trustee, the Security Trustee shall promptly inform the Agent.

          (c) The Agent shall promptly notify the Lenders of any Default arising under Clause 21.1 (Non-Payment).

          (d) The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

24.4      Role of the Arranger

          Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5      No fiduciary or other duties

          (a) Nothing in the Finance Documents constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

          (b) Neither the Agent nor the Arranger nor the Security Trustee shall be bound to account to any Lender or other Finance Party for any sum or the profit element of any sum received by its for its own account.

          (c) The Security Trustee shall not have or be deemed to have any duty, obligation or responsibility to, or a relationship of trust or agency with, the Parent, the Borrower, Cegetel or any other member of the Group party to the Finance Documents.

24.6      Business with the Group

          The Agent, the Arranger and the Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7      Rights and discretions of the Agent and Security Trustee

          (a)   Each of the Agent and the Security Trustee may rely on:

               (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

               (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

          (b) Each of the Agent and the Security Trustee may assume, unless it has received actual notice to the contrary in its capacity as Agent for the Lenders (in the case of the Agent) or Security Trustee for the Finance Parties (in the case of the Security Trustee), that:

               (i) no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause
                    21.1 (Non-Payment)); and

          (ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

     (c) Each of the Agent and the Security Trustee may engage, pay for and rely on (whether or not retained by the Agent or Security Trustee) the advice or services of any lawyers, accountants, surveyors or other experts.

     (d) Each of the Agent and the Security Trustee may act in relation to the Finance Documents through its personnel and agents.

     (e) The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

     (f) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

     (g) The Security Trustee is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (g) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

     (h) The Security Trustee may rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Finance Party, the Parent, the Borrower or any member of the Group, upon a certificate signed by or on behalf of that person.

     (i) The Security Trustee may refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

24.8 Agent's Actions

     (a) Unless a contrary indication appears in a Finance Document, the Agent shall (i) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

     (b) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders to the Agent will be binding on all the Finance Parties.

     (c) The Agent may refrain from acting in accordance with the instructions of by the Majority Lenders (or, if appropriate, the Lenders) until it has received such indemnification and/or security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

     (d) In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

     (e) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This sub-clause (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

24.9 Security Trustee's Actions
     The Security Trustee:

     (a) shall, unless a contrary indication appears in the Finance Documents, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that any instructions received by it from the Agent are (i) duly given by or on behalf of the Majority Lenders or all the Lenders in accordance with the terms of the Finance Documents and all applicable conditions have been satisfied and (ii) have not been revoked unless it has received actual notice of revocation;

     (b) shall be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it;

     (c) may, in the absence of any instructions to the contrary, take such action in the exercise of any of its duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all of the Finance Parties;

     (d) may, and shall if so directed by the Agent, at any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions pursuant to Clause 21.12 (Acceleration), take such action as in its sole discretion it thinks fit to enforce the Transaction Security;

      (e) shall be entitled to carry out all dealings with the Lenders through the Agent, to give to the Agent any notice or other communication required to be given by the Security Trustee to the Lenders and to rely on a certificate from the Agent as to the amount owed to any of the Finance Parties;

      (f) may place (at the cost of the Borrower) any of the Finance Documents and any other documents relating to the Transaction Security created pursuant to the Transaction Security Documents in any safe custody selected by the Security Trustee or with any financial institution, any company whose business includes the safe custody of documents or any firm of lawyers of good repute and the Security Trustee shall not be responsible for, or required to insure against, any loss incurred in connection with that deposit;

      (g) may accept without enquiry, and shall not be obliged to investigate, such right and title as the Parent or any member of the Group may have to any of the property subject to or expressed to be subject to Security under a Transaction Security Document and shall not be liable for or bound to require any such person to remedy any defect in its right or title;

      (h) may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation;

      (i)   shall promptly inform the Agent of:

            (i) the contents of any notice or document received by it in its capacity as Security Trustee from the Parent or the Borrower under any Finance Document; and

            (ii) the occurrence of any Default of which the Security Trustee has received notice from any other party to this Agreement;

      (j)   shall not:

            (i) be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by the Parent or the Borrower of its obligations under any of the Finance Documents;

            (ii) be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account;

            (iii) be bound to disclose to any other person (including any
                  Finance Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

            (iv) be under any obligations other than those which are specifically provided for in the Finance Documents; or

            (v) have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with the Parent, the Borrower or any other person which has entered into a Transaction Security Document;

      (k) may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

24.10 Responsibility for documentation

      Neither the Agent nor the Arranger nor the Security Trustee:

      (a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Security Trustee, the Parent, the Borrower or any other person given in or in connection with any Finance Document; or

      (b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

24.11 Exclusion of liability

      (a) Without limiting sub-clause (b) below, neither the Agent nor the Security Trustee will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

      (b) No Party (other than the Agent of the Security Trustee (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or the Security Trustee in respect of any claim it might have against the Agent or the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Trustee may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act
            1999.

      (c) The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

          (d) Neither the Agent nor the Security Trustee will be liable for any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent, the Security Trustee, or otherwise.

          (e)  Neither the Agent nor the Security Trustee will be liable for
               (i) the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with the Finance Documents or the Transaction Security or (ii) any shortfall which arises on the enforcement of the Transaction Security.

24.12     SECURITY TRUSTEE'S EXCLUSIONS

          The Security Trustee shall not be liable for any failure to:

          (a) require the deposit with it of any deed or document certifying, representing or constituting the title of the Parent or any member of the Group to any of property that is subject to or expressed to be subject to the Transaction Security;

          (b) obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

          (c) register, file or record or otherwise protect any of the Transaction Security under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

          (d) take, or to require the Parent or the Borrower to take, any steps to perfect its title to any of the property that is subject to or expressed to be subject to the Transaction Security or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

          (e) require any further assurance in relation to any of the Transaction Security Documents.

24.13     INSURANCE BY SECURITY TRUSTEE

          The Security Trustee shall not be under any obligation to insure any of the property subject to or expressed to be subject to the Transaction Security, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance. Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless any Finance Party shall have requested it to do so in writing and the Security Trustee shall have failed to do so within fourteen days after receipt of that request.

24.14    LENDERS' INDEMNITY TO THE AGENT AND THE SECURITY TRUSTEE

         Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Trustee (otherwise than by reason of the Agent's or the Security Trustee's gross negligence or wilful misconduct) in acting as Agent or as Security Trustee under the Finance Documents (unless the Agent or the Security Trustee has been reimbursed by the Borrower pursuant to a Finance Document).

24.15    RESIGNATION

         (a) Each of the Agent and the Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

         (b) Alternatively each of the Agent and the Security Trustee may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent of Security Trustee.


         (c) If the Majority Lenders have not appointed a successor Agent or Security Trustee in accordance with sub-clause (b) above within 30 days after notice of resignation was given, the Agent or Security Trustee (after consultation with the Borrower) may appoint a successor Agent or Security Trustee.

         (d) The retiring Agent or Security Trustee shall make available to the successor Agent or Security Trustee such documents and records and provide such assistance as the successor Agent or Security Trustee may reasonably request for the purposes of performing its functions as Agent or Security Trustee under the Finance Documents.

         (e) The Agent's or Security Trustee's resignation notice shall only take effect upon the appointment of a successor and, in the case of the Security Trustee, upon the transfer of all the Security created pursuant to the Transaction Security Documents to a successor.

         (f) Upon the appointment of a successor, the retiring Agent or Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

     (g) After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or Security Trustee, require it to resign in accordance with sub-clause (b) above. In this event, the Agent or Security Trustee shall resign in accordance with sub-clause (b) above.

24.16 DELEGATION AND ADDITIONAL SECURITY TRUSTEES

      The Security Trustee may, at any time:

     (a) delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents and such delegation may be made upon such terms and conditions (including the power to sub-delegate) and subject to such restrictions as the Security Trustee may think fit in the interest of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate; and

     (b) appoint (and subsequently remove) any person to act as a separate Security Trustee or as a co-Security Trustee jointly with it (i) if it considers such appointment to be in the interests of the Finance Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgement in any jurisdiction, and the Security Trustee shall give prior notice to the Borrower and the Agent of any such appointment. Any person so appointed (subject to the terms of this Agreement) shall have such rights, powers and discretions (not exceeding those conferred or imposed on the Security Trustee by this Agreement) and the duties and obligations that are conferred by the instrument of appointment. The remuneration the Security Trustee may pay to any such person, and any costs and expenses incurred by such person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.

24.17 CONFIDENTIALITY

     (a) In acting as agent for the Finance Parties, the Agent and the Security Trustee shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

     (b) If information is received by another division or department of the Agent or Security Trustee, it may be treated as confidential to that division or department and neither the Agent nor Security Trustee shall be deemed to have notice of it.

          (c) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger nor the Security Trustee are obliged to disclose to any other person (including any Finance Party) (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or otherwise be actionable at the suit of any person.

24.18     Agent's Relationship with the Lenders

          (a) The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

          (b) Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 9 (Mandatory Cost Formulae).

          (c) Each Finance Party shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to performance its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

24.19    Credit appraisal by the Lenders

          Without affecting the responsibility of the Parent or the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent, the Arranger and the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

          (a) the financial condition, status and nature of each member of the Group;

          (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

          (c) whether that Financed Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, under or executed in anticipation of, under or in connection with any Finance Document;

          (d) the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

         (e) the right or title of any person in or to, or the value or sufficiency of any part of the property subject to or expressed to be subject to the Transaction Security, the priority of any of Security or the existence of any Security affecting the property subject to or expressed to be subject to the Transaction Security, and, each Finance Party acknowledges to the Agent, the Arranger and the Security Trustee that it has not relied on and will not rely on the Agent, the Arranger or the Security Trustee in respect of any of these matters.

24.20    Reference Banks
         If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.21    Manner of Enforcement
         Each of the Parent and the Borrower, in so far as it is party to the Transaction Security Documents waives, to the extent permitted under applicable law, all rights it may otherwise have to require that Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of the Transaction Security or any other Security, which is capable of being applied in or towards discharge of any of the obligations of the Borrower to the Finance Parties under the Finance Documents is so applied.

24.22    Winding-up of Trust and Perpetuity Period
         If the Security Trustee, with the approval of the Majority Lenders, determines that (i) all of the obligations of the Borrower to the Finance Parties under the Finance Documents and all other obligations secured by any of the Transaction Security Documents, have been discharged in full and (ii) none of the Finance Parties is under any commitment, obligation or liability (whether actual or contingent) to make the Loan available or provide other financial accommodation to the Borrower pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up. At that time the Security Trustee shall release, without recourse or warranty, all of the Transaction Security then held by it and the rights of the Security Trustee under each of the Transaction Security Documents, at which time each of the Security Trustee, the Agent, the Finance Parties, the Parent and the Borrower shall be released from its obligations in respect of these trusts and the Security created pursuant to the Transaction Security Documents (save for those which arose prior to such winding-up). The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eight years from the date of this Agreement.

24.23     Deduction from amounts payable by the Agent

          If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.24     Releases

          (a) Upon a disposal of any of the property that is subject to or expressed to be subject to the Transaction Security:

               (i)  pursuant to the enforcement of the Transaction Security; or

               (ii) if that disposal is permitted under the Finance Documents,

               the Security Trustee shall (at the cost of the Borrower) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Finance Parties, any release of the Transaction Security or other claim over that asset that may be required or desirable.

          (b) The Finance Parties hereby agree that any Security granted pursuant to paragraph (b) of Clause 20.17 (Conditions Subsequent) shall be released by the Security Trustee immediately upon its being notified that a Pledgee of any such shares has enforced its rights under the terms of any Security granted to it by the Parent or any Subsidiary of the Parent (other than the Borrower), as the case may be. For the purpose of this paragraph (b), "Pledgee" means any person in favour of whom the Parent or any of its Subsidiaries (other than the Borrower) has granted Security over any of the shares in the issued share capital of Cegetel pursuant to the terms of the Existing Facilities.

24.25     Covenant to pay the Security Trustee

          (a) Notwithstanding any other provision of this Agreement, the Borrower hereby irrevocably and unconditionally undertakes to pay to the Security Trustee, as creditor in its own rights and not as representative of the Finance Parties a sum equal to and in the currency of each amount payable by it to the other Finance Parties under the Finance Documents, as and when that amount falls due for payment under the relevant Finance Document.

          (b) The rights of the Finance Parties to receive payment of amounts payable by the borrower under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under this Clause 24.25.

          (c) The Security Trustee shall have its own independent right to demand payment of the amounts payable by the Borrower under this Clause 24.25, irrespective of any discharge (otherwise than by payment) of the Borrower's obligation to pay those amounts.

     (d) Any amount due and payable by the Borrower to the Security Trustee under this Clause 24.25 (Covenant to pay the Security Trustee) shall be decreased to the extent that the other Finance Parties have received (and are entitled to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount payable by the Borrower to the other Finance Parties under those provisions shall be decreased to the extent that the Security Trustee has received (and is entitled to retain) payment in full of the corresponding amount under this Clause 24.25.

25.  CONDUCT OF BUSINESS BY THE FINANCE PARTIES

     No provision of this Agreement will:

     (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

     (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

     (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.  SHARING AMONG THE FINANCE PARTIES

26.1 Payments to Finance Parties

     If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) or Clause 29 (Application of Proceeds) and applies that amount to a payment due under the Finance Documents then:

     (a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

     (b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

     (c) the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2  Redistribution of payments

      The Agent shall treat the Sharing Payment as if it had been paid by the party from whom it has been recovered and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3  Recovering Finance Party's rights

      (a) On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

      (b) If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the party from whom such payment has been recovered shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4  Reversal of redistribution

      If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

      (a) each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

      (b) that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the party from whom such payment has been recovered will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5  Exceptions

      (a) This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the party from whom such payment has been recovered.

      (b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

           (i) it notified that other Finance Party of the legal or arbitration proceedings; and

           (ii) that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

                                   SECTION 10
                                 ADMINISTRATION

27.  PAYMENT MECHANICS

27.1 Payments to the Agent

     (a) On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

     (b) Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2 Distributions by the Agent

     Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower), Clause
     27.4 (Clawback) and Clause 24.23 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of the currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

27.3 Distributions to the Borrower

     The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4 Clawback

     (a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum so that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

     (b) If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5 Partial payments

     (a) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

          (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

          (ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

         (iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

          (iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

     (b) Paragraph (a) above will override any appropriation made by the Borrower.

27.6 No set-off

     All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7 Business Days

     (a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

     (b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8 Currency of account

     (a) Subject to paragraphs (b) to (e) below euro is the currency of account and payment for any sum from the Borrower under any Finance Document.

     (b) A repayment of the Loan or an Unpaid Sum or a part of the Loan or an Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

     (c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

     (d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

      (e) Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

27.9  CHANGE OF CURRENCY

      (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

            (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

            (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

      (b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European interbank market and otherwise to reflect the change in currency.

28.   SET-OFF

      A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.   APPLICATION OF PROCEEDS

29.1  ORDER OF APPLICATION

      All monies from time to time received or recovered by the Security Trustee in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Trustee on trust to apply them at such times as Security Trustee sees fit, to the extent permitted by applicable law in the following order of priority:

      (a) in discharging any sums owing to the Security Trustee (in its capacity as Security Trustee);

      (b) in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by the Borrower under any of the Finance Documents in accordance with Clause 27.5 (Partial payments).

     (c) if the Borrower is under no further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Trustee is obliged to pay in priority to the Borrower; and

     (d) the balance, if any, in payment to the Borrower.

29.2 Investment of proceeds

     Prior to the application of the proceeds of the Transaction Security in accordance with Clause 29.1 (Order of Application) the Security Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee or Agent with such financial institution (including itself) for so long as the Security Trustee thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Trustee's discretion in accordance with the provisions of this Clause 29.

29.3 Currency conversion

     (a) For the purpose of or pending the discharge of any of the obligations owed by the Borrower to the Finance Parties under the Finance Documents the Security Trustee may convert any monies received or recovered by the Security Trustee from one currency to another, at the spot rate at which the Security Trustee is able to purchase the currency in which the such obligations owed by the Borrower are due with the amount received.

     (b) The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after the deducting the costs of conversion.

29.4 Permitted deductions

     The Security Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the property that is subject to or expressed to be subject to the Transaction Security, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under any Finance Document).

29.5 Discharge of Obligations

     (a) Any payment to be made in respect of the obligations owed by the Borrower to the Finance Parties under the Finance Documents by the Security Trustee may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Trustee.

     (b) The Security Trustee is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

29.6   Sums received by the Borrower

       If the Borrower receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Trustee, that sum shall promptly be paid to the Security Trustee for application in accordance with this Clause.

30.    NOTICES

30.1   Communications in writing

       Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2  Addresses

       The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party or any communication or document to be made or delivered under or in connection with the Finance Documents is:

       (a) in the case of the Parent or the Borrower, that identified with its name below;

       (b) in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

       (c) in the case of the Agent or the Security Trustee, that identified with its name below,

       or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3   Delivery

       (a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

            (i)  if by way of fax, when received in legible form; or

            (ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), when addressed to that department or officer.

       (b) Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent or the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Trustee's signature below (or any substitute department or officer as the Agent or the Security Trustee shall specify for this purpose).

      (c) All notices from or to the Parent or the Borrower shall be sent through the Agent.

      (d) Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Parent.

30.4  Notification of address and fax number

      Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5  Electronic communication

      (a) Any communication to be made between the Agent or the Security Trustee and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender:

           (i) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

           (ii) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

           (iii) notify each other of any change to their address or any other such information supplied by them.

      (b) Any electronic communication made between the Agent and a Lender or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or the Security Trustee shall specify for this purpose.

30.6  English language

      (a) Any notice given under or in connection with any Finance Document must be in English.

      (b) All other documents provided under or in connection with any Finance Document must be:

           (i)   in English; or

           (ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.    CALCULATIONS AND CERTIFICATES

31.1   Accounts

       In any litigation or arbitration proceeding arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2   Certificates and Determinations

       Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3   Day count convention

       Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with the market practice.

32.    PARTIAL INVALIDITY

       If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.    REMEDIES AND WAIVERS

       No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.    AMENDMENTS AND WAIVERS

34.1   Required consents

       (a) Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and/or the members of the Group party thereto and any such amendment or waiver will be binding on all parties thereto.

       (b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2   Exceptions

       (a) An amendment or waiver that has the effect of changing or which relates to:

            (i)  the definition of "Majority Lenders" in Clause 1.1
                 (Definitions);

          (ii) an extension to the date of payment of any amount under the Finance Documents;

          (iii) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (for fees and commissions to the extent payable to all Lenders only);

          (iv)   an increase in or an extension of any Commitment;

          (v)    Clause 23 (Changes to the Parent and the Borrower);

          (vi) any provision which expressly requires the consent of all the Lenders;

          (vii) Clause 2.2 (Finance Parties' rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 34; or

          (viii) the nature or scope of the property that is subject to or expressed to be subject to the Transaction Security or the manner in which the proceeds of enforcement of the Transaction Security are distributed, shall not be made without the prior consent of all the Lenders.

     (b) An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee or the Arranger may not be effected without the consent of the Agent, the Security Trustee or the Arranger.

34.3 Amendments by Security Trustee
     The Security Trustee may, if authorised by the Lenders, amend the terms of, waive any of the requirements of, or grant consents under, any of the Transaction Security Documents, any such amendment, waiver or consent being binding on all the parties to this Agreement.

35.  COUNTERPARTS

     Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

                                   SECTION 11
                         GOVERNING LAW AND ENFORCEMENT

36.  GOVERNING LAW

     This Agreement is governed by English law.

37.  ENFORCEMENT

37.1 Jurisdiction

     (a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement)(a "Dispute").

     (b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

     (c) This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2 Service of process

     Without prejudice to any other mode of service allowed under any relevant law, each of the Parent and the Borrower:

     (a) irrevocably appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

     (b) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                   SCHEDULE 1

                              THE ORIGINAL LENDERS



Lender and Lending Office               Address for Notices          Commitment

CDC Finance - CDC IXIS              Credit                           141,324,042
26-28 rue Neuve Tolbiac
75658 Paris cedex 13                254 boulevard Saint Germain
France                              75007 Paris
                                    France

                                    Contact: Mr Luc Ercheberrigaray
                                    Phone:   00 33 1 40 49 96 69
                                    Fax:     00 33 1 40 49 91 62

                                    Loan Administration

                                    26 rue Neuve Tolbiac
                                    75013 Paris
                                    France

                                    Contact: Nicolas Devaux
                                    Phone:   00 33 1 58 55 60 39
                                    Fax:     00 33 1 58 55 60 29

Credit Agricole Indosuez            Credit                           141,324,042
9 Quai du President Paul Doumer
92920 Paris la Defense cedex        9 Quai du President Doumer
                                    92920 Paris la Defense cedex

                                    Contact: Stephane Bailly (cc Jacques
                                             de Villaines/Dominique
                                             Meilhoc)
                                    Phone:   00 33 1 4189 1571 / 3892 /
                                             3090
                                    Fax:     00 33 1 4189 2950 / 3953 /
                                             1934


                                    Loan Administration

                                    9 Quai du President Doumer
                                    92920 Paris la Defense cedex

                                    Contact: Marie Claire Santoiemma
                                    Phone:   00 33 1 4189 0142
                                    Fax:     00 33 1 4189 1964


Credit Lyonnais                     Credit                           141,324,042
90 Quai de Bercy
75613 Paris                         1 rue des Italiens
Cedex 12                            75009 Paris

                                    Contact: Thibault Rosset/
                                             Gilles Gantois
                                    Phone:   00 33 1 42 95 66 52 / 21 21
                                    Fax:     00 33 1 42 95 03 82


                                    Loan Administration

                                    19 boulevard des Italiens
                                    75002 Paris

                                    Contact: Sandrine Miroph
                                    Phone:   00 33 1 53 02 56 56
                                    Fax:     00 33 1 53 02 67 23

The Royal Bank of Scotland plc     Credit                           141,324,042
8 rue Lavoisier
75008 Paris                        8 rue Lavoisier
                                   75008 Paris

                                   Contact:  Brian Rowley/
                                             Drifa Ouabmed
                                   Phone:    00 33 1 49 24 12 19/12 23
                                   Fax:      00 33 1 49 24 12 20

                                   cc:       135 Bishopsgate
                                             London EC2M 3UR

                                   Contact:  Neil Jones, CIB TMT
                                   Phone:    00 44 20 7375 8475
                                   Fax:      00 44 20 7375 8549


                                   Loan Administration

                                   3rd Floor
                                   Regents House
                                   42 Islington High Street
                                   London N1 8XL

                                   Contact:  Paul Divall
                                   Phone:    00 44 20 7615 7430
                                   Fax:      00 44 20 7220 7370

                                   cc:       8 rue Lavoisier
                                             75008 Paris

                                   Contact:  Valerie Werdenberg,
                                             Middle Office
                                   Phone:    00 33 1 49 24 12 08
                                   Fax:      00 33 1 49 24 12 10

BNP Paribas                    Credit                                136,567,944
16, boulevard del Italiens
75009 Paris                    BFI Structured Finance
                               Corporate Acquisition Finance
                               37, Place du Marche Saint Honore
                               75031 Paris Cedex 01

                               Contact:   Sophie Gazel
                               Phone:     00 33 1 43 16 91 66
                               Fax:       00 33 1 43 16 9029

                               cc 37 Plce du Marche St
                               Honore
                               75001 Paris
                               Contact:   Patrick d'Herouville
                               Phone:     00 33 1 42 98 43 15
                               Fax:       00 33 1 43 16 9029

                               Loan Administration

                               GSCI Gestion des Credits Financieres
                               150 rue du Faubourg
                               Poissonniere
                               75010 Paris

                               Contact:   Marie-Catherine Hurgues
                               Phone:     00 33 1 40 14 7342
                               Fax:       00 33 1 40 14 7425

Natexis Banques Populaires     Credit                                136,567,944
BP 4   75060
Paris cedex 2                  BP 4 75060
                               Paris cedex 2

                               Contact:   Helen Bully/Laurent Gillet
                               Phone:     00 33 1 48 00 78 77/
                                          00 33 1 48 00 25 47
                               Fax:       00 33 1 45 55 18 77

                               Loan Administration

                               Gestion des Credits
                               Bercy 2-8 avenue du General de Gaulle
                               94 220 Charenton Le Pont

                               Contact:   Annie Lecomte
                               Phone:     00 33 1 58 32 63 93
                               Fax:       00 33 1 58 32 24 90

Societe Generale                     Credit                          136,567,944
Tour Societe Generale
17 cours Valmy                       Tour Societe Generale
92972 Paris - La Defense             17 cours Valmy
Cedex France                         92972 Paris - La Defense
                                     Cedex France

                                     Contact: Alain Gruge
                                     Phone:   00 33 1 42 14 80 11
                                     Fax:     00 33 1 42 13 41 69

                                     Loan Administration

                                     5 Place de la Pyramide
                                     92088 Paris - La Defense
                                     Cedex France

                                     Contact: O Gueguen/G Jacob
                                     Phone:   00 33 1 42 13 07 52/
                                              00 33 1 42 14 80 91
                                     Fax:     00 33 1 42 14 06 18/
                                              00 33 1 42 13 43 20

WestLB AG, Paris Branch              Credit                          100,000,000
15 Avenue de Friedland
75008 Paris                          15 Avenue de Friedland
                                     75008 Paris

                                     Contact: Nadine Veldung/Frederick
                                              Beaumelou
                                     Tel:     00 33 1 40 75 76 37
                                     Fax:     00 33 1 45 63 15 72

                                     Loan Administration

                                     6, rue Lamennais
                                     75008 Paris

                                     Contact: Catherine Ritter
                                     Tel:     00 33 1 40 75 76 02
                                     Fax:     00 33 1 45 61 42 22

Dexia Credit Local                     Credit                         75,000,000
76, rue de la Victoire
75320 Paris Cedex 09                   76, rue de la Victoire
France                                 75320 Paris Cedex 09
                                       France

                                       Contact: Christophe Boucher
                                       Phone:   00 33 1 43 92 72 64
                                       Fax:     00 33 1 43 92 74 25

                                       Loan Administration

                                       Room 806
                                       7-11 Quai Andre Citroen
                                       BP 1002
                                       75901 Paris Cedex 15

                                       Contact: Thierry Plantelin/Christelle
                                                Pautrot
                                       Phone:   00 33 1 43 92 79 37
                                       Fax:     00 33 1 43 92 71 50

Cooperatieve Centrale Raiffeisen-      Credit                         50,000,000
Boerenleenbank B.A., (Rabobank
International, Paris Branch)           69 Boulevard Haussmann
69 Boulevard Haussmann                 75008 Paris
75008 Paris                            France
France
                                       Contact: Fabrice Vidal/
                                                Benjamin Guerini
                                       Phone:   00 33 1 44 71 82 47/82 26
                                       Fax:     00 33 1 44 71 00 60/81 26

                                       Loan Administration

                                       69 Boulevard Haussmann
                                       75008 Paris
                                       France

                                       Contact: Patrick Tinchant
                                       Phone:   00 33 1 44 71 82 17
                                       Fax:     00 33 1 44 71 82 61

Credit Suisse First Boston, Paris       Credit                        50,000,000
Branch
21 Boulevard de la Madeleine            1 Cabot Square
Paris F-75038                           London E14 4QJ
Cedex 01 France                         United Kingdom

                                        Contact: Peter Oien/
                                                 Tarek Abuzayyad
                                        Phone:   00 44 20 7888 7135/
                                                 00 44 20 7883 3490
                                        Fax:     00 44 20 7943 7394/
                                                 00 44 20 7943 7490

                                        Loan Administration

                                        21 Boulevard de la Madeleine
                                        Paris F-75038
                                        Cedex 01 France

                                        Contact: Jean-Francois Cressot
                                        Phone:   00 33 1 40 76 57 18
                                        Fax:     00 33 1 40 76 57 26

Sumitomo Mitsui Banking                 Credit                        50,000,000
Corporation
Temple Court                            Temple Court
11 Queen Victoria Street                11 Queen Victoria Street
London EC4N 4TA                         London EC4N 4TA

                                        Contact: Layth Irani/Vinay Rustagi
                                        Tel:     00 44 20 7786 1757/
                                                 00 44 20 7786 1883
                                        Fax:     00 44 20 7786 1131/
                                                 00 44 20 7786 1227

                                        Loan Administration

                                        Temple Court
                                        11 Queen Victoria Street
                                        London EC4N 4TA

                                        Contact: IFDE Operations
                                        Tel:     00 44 20 7786 1014/1588/
                                                 1063
                                        Fax:     00 44 20 7786 1569

                                   SCHEDULE 2

                              CONDITIONS PRECEDENT

1.   Corporate documentation

     (a) A copy of the statuts of each of the Parent, the Borrower and Cegetel.

     (b) A copy of a resolution of the board of directors of the Borrower and of appropriate corporate authority of the Parent:

         (i) approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

         (ii) authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

         (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

     (c) A specimen of the signature of each person authorised by the resolution or corporate authority referred to in paragraph (b) above in relation to the Finance Documents.

     (d) A certificate of each of the Parent and the Borrower (signed by an authorised signatory) confirming that borrowing or securing, as appropriate, the Total Commitments would not cause any borrowing, security or similar limit binding on it to be exceeded.

     (e) A certificate of an authorised signatory of each of the Parent and the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.   Transaction Documents

     (a) A copy of the Acquisition Agreement and all documentation relating thereto executed by the parties to those documents.

     (b) A certificate of an authorised signatory of the Borrower certifying that each of the conditions for completion of the Acquisition under the terms of the Acquisition Agreement has been satisfied or waived (other than payment of the purchase price under the terms of the Acquisition Agreement which will be satisfied immediately following utilisation of the Facility).

     (c) A certificate of an authorised signatory of the Borrower certifying each copy document specified in this paragraph 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.   Finance Documents

     (a)  The Fee Letters executed by the Borrower.

     (b) A letter between the Agent and the Borrower in the agreed form dated on or before the date of this Agreement (and executed by the Borrower) in which the Borrower describes its interest rate hedging policy and undertakes not to change such policy without the prior written consent of the Agent.

4.   Transaction Security Documents

     First ranking security over all the assets of the Borrower other than the Borrower Cegetel Shares, to include, without limitation, an assignment (in the form of a cession de creance) of all of the Borrower's rights, title, benefit and interest in:

     (a)  all cash dividends payable in respect of the Borrower Cegetel Shares;

     (b)  the Acquisition Agreement;

     (c) any right the Borrower may at any time have to the reimbursement of all or any part of the consideration paid by the Borrower to the Vendor in respect of the Borrower Cegetel Shares;

     (d) the indemnity from the Parent in respect of any breach of the Tag Along and Drag Along Rights by the Parent, in a fixed amount of EUR 1,300,000,000; and

     (e) any amounts payable to the Borrower in consequence of the termination of the Hedging Agreements.

5.   Legal Opinions

     The following legal opinions, each addressed to the Finance Parties:

     (a) A legal opinion of Clifford Chance Limited Liability Partnership, legal advisers to the Arranger and the Agent in England, as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

     (b) a legal opinion of Clifford Chance Limited Liability Partnership, legal advisers to the Arranger and the Agent in France, as to French law, substantially in the form distributed in the Original Lenders prior to signing this Agreement.

6.    Other Documents and Evidence

      (a) Evidence that any process agent referred to in Clause 37.2 (Service of process), has accepted its appointment.

      (b) Evidence that the fees, costs and expenses then due pursuant to Clause 11 (Fees), Clause 16 (Costs and Expenses) and Clause 12.5 (Stamp Taxes) have been paid or will be paid by the Utilisation Date.

      (c)   The Business Plan

      (d) A Certificate of the Borrower (signed by an authorised signatory) certifying that the Parent has subscribed in cash for ordinary shares in the Borrower, those ordinary shares subscribed for have been issued fully paid and as a result of the above subscription the Company has a sum of at least EUR 2,700,000,000 available to it which has been applied or will, simultaneously with utilisation under this Agreement, be applied for the same purpose as the proceeds of the Facility.

      (e) A letter from the Parent to the Agent specifying the Holding Account including details of each account name, account number and the name and address of the bank where each account is held.

      (f) Evidence that all relevant governmental and regulatory approvals, consents and authorisations, filings, notarisations and registrations (if any) for the transactions contemplated by the Transaction Documents, including the approval of the European Commission in respect of the Acquisition, have been obtained and are in full force and effect.

      (g) Evidence that the Borrower Cegetel Shares benefit from tag along and drag along rights in relation to the share capital of Cegetel owned by the Parent (which, as at the date of this Agreement, represent not less than 43.999% of all of the share capital of Cegetel) which rights:

            (i) are for the sole benefit of the Borrower (and, in the event of enforcement of the Transaction Security providing Security in respect thereof, the Security Trustee and the Secured Parties);

            (ii) apply to a sale of all or part of the share capital of Cegetel owned by the Parent (in the manner contemplated in the letter from the Parent to the Borrower relating to the Tag Along and Drag Along Rights); and

            (iii) benefit from an indemnity from the Parent to the Borrower in respect of a breach by the Parent of its obligations under such rights in a fixed amount of EUR 1,300,000,000.

      (h) A list including all contingent liabilities of the Cegetel Group as of the Utilisation Date, which shall not be materially different from the list attached hereto as Schedule 8, save for new miscellaneous guarantees which shall not exceed an aggregate amount of EUR 50,000,000.

     (i) An update of the initial Cegetel Total Net Debt forecast included in the Information Package evidencing that Cegetel will have funds available to it which are sufficient to pay the dividend proposed to be paid by Cegetel in June 2003 in accordance with the Business Plan.

     (j) A solvency certificate in respect of the Parent, signed by the Chairman and the Chief Executive Officer of the Parent.

     (k) A certificate of the Borrower (signed by an authorised signatory) certifying that there are no contractual restrictions on Cegetel or SFR in respect of the declaration and payment of dividends on the issued share capital of each such company, save as set out in the Cegetel Shareholders' Agreement.

     (l) The letter from the Agent to the Borrower referred to in Clause 2.3 (Taux Effectif Global).

     (m) Hedging Agreements duly executed by the Borrower on or before 31 December 2002 in accordance with the hedging policy set out in the letter referred to in paragraph 3(b) above.

     (n) A certificate of the Borrower (signed by an authorised signatory) certifying that the copy of the Cegetel Shareholders' Agreement publicly available on the website of the Parent is true, accurate and complete as at the date of this Agreement.

                                   SCHEDULE 3

                              UTILISATION REQUEST

From: [Borrower]

To:   [Agent]

Dated:

Dear Sirs

               [Borrower] - EUR 1,300,000,000 Facility Agreement
                       dated [        ] (the "Agreement")

1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.    We wish to borrow the Loan on the following terms:

      Proposed Utilisation Date:       [       ] (or, if that is not a Business
                                       Day, the next Business Day)
      Amount:                          EUR [        ]

3. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.    The proceeds of this Loan should be credited to [account].

5.    This Utilisation Request is irrevocable.

                                Yours faithfully


                         -----------------------------
                            authorised signatory for
                               [name of Borrower]

                                   SCHEDULE 4

                         FORM OF TRANSFER CERTIFICATES

                                     Part I

To:      [   ] as Agent

From:    [The Existing Lender] (the "Existing Lender") and [The New Lender]
(the "New Lender")

Dated:

               [Borrower] - EUR 1,300,000,000 Facility Agreement
                    dated [         ] 2002 (the "Agreement")

1. We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.  We refer to Clause 22.5 (Procedure for transfer):

    (a) The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

    (b)  The proposed Transfer Date is [      ].

    (c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.  This Transfer Certificate is governed by English law.

                                  THE SCHEDULE

              Commitment/rights and obligations to be transferred

                           [insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]                         [New Lender]

By:                                       By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is
confirmed at [       ].

[Agent]

By:

                                    Part II

                         LMA Transfer Certificate(Par)

BANK:                                                           Date:

TRANSFEREE:

This Transfer Certificate is entered into pursuant to (i) the agreement (the
"Sale Agreement") evidenced by the Confirmation dated         between the Bank
and the Transferee (acting directly or through their respective agents) and (ii) the Credit Agreement.

On the Transfer Date, the transfer by way of novation from the Bank to the Transferee on the terms set out herein and in the Credit Agreement shall become effective subject to:

(a) the Sale Agreement and the terms and conditions incorporated in the Sale Agreement;

(b)  the terms and conditions annexed hereto; and

(c)  the schedule annexed hereto,

all of which are incorporated herein by reference.

The Bank                                    The Transferee
[            ]                              [          ]
By:                                         By:

                                  The Schedule


Credit Agreement Details:

Borrower(s):                           ________________________________________
Credit Agreement Dated                 ________________________________________
Guarantor(s):                          ________________________________________
Agent Bank:                            ________________________________________
Security:                              / / No    / / Yes (specify)  ___________

Total Facility Amount:                 ________________________________________
Governing Law:                         ________________________________________
Additional Information:                ________________________________________

Transfer Details:
Name of Tranche Facility:              ________________       _________________
Nature (Revolving, Term, Acceptances
  Guarantee/Letter of Credit, Other):  ________________       _________________
Final Maturity:                        ________________       _________________
Participation Transferred
Commitment transferred(1)              ________________       _________________
  Drawn Amount (details below):(1)     ________________       _________________
  Undrawn Amount:(1)                   ________________       _________________

Statement Date:                        ________________

Details of outstanding Credits(1)

  Specify in respect of each Credit:   ________________
  Transferred Portion (amount):        ________________
  Tranche/Facility:                    ________________
  Nature:                              / / Term  / / Revolver / / Acceptance
                                       / / Guarantee/Letter of Credit
                                       / / Other (specify)  _____________

  / / Details of other Credits are set out on the attached sheet

Administration Details
Bank's Receiving Account:              ______________________
Transferee's Receiving Account:        ______________________

Addresses
Bank                                   Transferee
[        ]                             [        ]
Address:                               Address:
Telephone:                             Telephone:
Facsimile:                             Facsimile:
Telex:                                 Telex:
Attn/Ref:                              Attn/Ref:


(1) As at the date of the Transfer Certificate

                              TERMS AND CONDITIONS

These are the Terms and Conditions applicable to the transfer certificate including the Schedule thereto (the "Transfer Certificate") to which they are annexed.

1.    Interpretation

      In these Terms and Conditions words and expressions shall (unless otherwise expressly defined herein) bear the meaning given to them in the Transfer Certificate, the Credit Agreement or the Sale Agreement.

2.    Transfer

      The Bank requests the Transferee to accept and procure the transfer by novation of all or a part (as applicable) of such participation of the Bank under the Credit Agreement as set out in the relevant part of the Transfer Certificate under the heading "Participation Transferred" (the "Purchased Assets") by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of notice specified in the Credit Agreement. On the Transfer Date the Transferee shall pay to the Bank the Settlement Amount as specified in the pricing letter between the Bank and the Transferee dated the date of the Transfer Certificate (adjusted, if applicable, in accordance with the Sale Agreement) and completion of the transfer will take place.

3.    Effectiveness of Transfer

      The Transferee hereby requests the Agent to accept the Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of the Credit Agreement so as to take effect in accordance with the terms of the Credit Agreement on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.    Transferee's Undertaking

      The Transferee hereby undertakes with the Agent and the Bank and each of the other parties to the Credit Documentation that it will perform in accordance with its terms all those obligations which by the terms thereof will be assumed by it after delivery of the Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is to take effect.

5.    Payments

5.1   Place

      All payments by either party to the other under the Transfer Certificate shall be made to the Receiving Account of that other party. Each party may designate a different account as its Receiving Account for payment by giving the other not less than five Business Days notice before the due date for payment.

5.2   Funds

      Payments under the Transfer Certificate shall be made in the currency in which the amount is denominated for value on the due date at such times and in such funds as are customary at the time for settlement of transactions in that currency.

6.    The Agent

      The Agent shall not be required to concern itself with the Sale Agreement and may rely on the Transfer Certificate without taking account of the provisions of such agreement.

7.    Assignment of Rights

      The Transfer Certificate shall be binding upon and ensure to the benefit of each party and its successors and permitted assigns provided that neither party may assign or transfer its rights thereunder without the prior written consent of the other party.

8.    Counterparts

      This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.    Governing Law and Jurisdiction

      The Transfer Certificate (including, without limitation, these Terms and Conditions) shall be governed by and construed in accordance with the laws of England, and the parties submit to the non-exclusive jurisdiction of the English courts.

      Each party irrevocably appoints the person described as process agent (if any) specified in the Sale Agreement to receive on its behalf service of any action, suit or other proceedings in connection with the Transfer Certificate. If any person appointed as process agent ceases to act for any reason the appointing party shall notify the other party and shall promptly appoint another person incorporated within England and Wales to act as its process agent.

                                   SCHEDULE 5

                         FORM OF COMPLIANCE CERTIFICATE


To:   [        ] as Agent

From: [Borrower]

Dated:

Dear Sirs

               [Borrower] - EUR 1,300,000,000 Facility Agreement
                     dated [           ] (the "Agreement")

1. We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.  We confirm that:

    (a) Cegetel EBITDA for the twelve month period ending on [-] was [-]. Therefore the covenant contained in paragraph (a) of Clause 19.2 (Financial condition) [has/has not] been complied with;

    (b) on the last day of the twelve month period ending on [-] Cegetal Total Net Debt was [-] and Cegetel EBITDA for the twelve month period ending on such date was [-]. Therefore Cegetel Total Net Debt at such time [did/did not] exceed [-] times Cegetel EBITDA for such twelve month period and the covenant contained in paragraph (b) of Clause 19.2 (Financial condition) [has/has not] been complied with;

    (c) In respect of the twelve month period ending on [-] 26% of Cegetel Cashflow for such period was [-] and Borrower Total Funding Costs for such period were [-]. Therefore 26% of Cegetel Cashflow for such period was [-] times Borrower Total Funding Costs for the relevant period and the covenant contained in paragraph (c) of Clause 19.2 (Financial condition) [has/has not] been complied with.

3. We confirm that the following companies constitute Material Companies for the purposes of the Facility Agreement: [-].]

4.  [We confirm that no Default is continuing.]*





* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Signed:
       ---------------------------         -----------------------------------
       Director                            Director
       of                                  Of
       [Borrower]                          [Borrower]

                                   SCHEDULE 6

                                   TIMETABLES


Delivery of a duly completed                              U-3
Utilisation Request (Clause 5.1
(Delivery of a Utilisation Request))                    10.30am

Agent notifies the Lenders of the Loan                    U-3
in accordance with Clause 5.4                            4.00pm
(Lenders' participation)

EURIBOR is fixed                             Quotation Day as of 11:00 a.m.
                                             Brussels time


"U" = date of utilisation

"U - X" = X Business Days prior to date of utilisation

                                   SCHEDULE 7
                              INFORMATION PACKAGE

1. Cegetel Group consolidated financial statements for the financial years ended 31 December 2000 and 31 December 2001, Cegetel Group, SFR, and Cegetal SA financial statements for the financial year ended 31 December 2000 and 31 December 2001,

2. Cegetel group dividends scheme including dividends assumptions and projected calculations for fiscal years 2002 to 2010, dated 19 November 2002,

3. Presentation of SFR Business Plan (SFR Financial Model) by the Parent, dated 19 November 2002,

4. Cegetel projected consolidated Net Debt after dividend payment as of 30 June 2003.

                                   SCHEDULE 8
                  CONTINGENT LIABILITIES OF THE CEGETEL GROUP

1. Liability for the AOL Swap, in which Cegetel will owe the difference between E541,335,413.34 and the amount recovered from LineInvest from the sale of the AOL Europe Preferred E Shares.

2. Guarantee given by Cegetel with respect to the credit agreement between Societe Financiere de Distribution and Credit Mutuel for an amount of FRF 200,000,000 (now FRF 160,000,000) (EUR24,400,000).

3. Guarantee given by Cegetel with respect to the lease between SFR2 and Mairie de Toulouse dated 30 September 1998 (amount of liability estimated to be EUR 1,200,000).

4. First Demand Guarantee given by Cegetel for the benefit of Societe Nationale des Chemins de Fers Francais (SNCF) for an amount of EUR 1,000,000.

5. All indemnities (including guarantees) given by SFR with respect to 5-Box Qualified Technology Equipment Leases with US equity investors for technology equipment and peripherals.

6. Miscellaneous guarantees given by the Cegetel Groupe in the aggregate amount of EUR12,100,000.

                                   SCHEDULE 9

                            MANDATORY COST FORMULAE

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant
     Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

               E x 0.01
               -------- per cent per annum
                 300

     Where:

     E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per L1,000,000.

5.   For the purposes of this Schedule:

     (a) "Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

     (b) "Fee Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

     (c) "Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

     (d) "Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per L1,000,000 of the Tariff Base of that Reference Bank.

7. Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

     (a) the jurisdiction of its Facility Office; and

     (b) any other information that the Agent may reasonably require for such purpose.

     Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8. The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12. The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

                                   SIGNATURES

THE BORROWER

SOCIETE D'INVESTISSEMENT POUR LA TELEPHONIE S.A.

By:
               --------------------------------

Address:       c/o Vivendi Universal
               42, avenue de Friedland
               75008 Paris

Fax:           00 33 1 71 71 10 47

Attention:     Hubert Dupont Lhotelain


THE PARENT
VIVENDI UNIVERSAL S.A.

By:
               -------------------------------

Address:       42, avenue de Friedland
               75008 Paris

Fax:           00 33 1 71 71 10 47

Attention:     Hubert Dupont Lhotelain

[CREDIT LYONNAIS LETTERHEAD]

DEBT, PRODUCTS & INSTRUMENTS DIVISION -- D.P.I.D.
STRUCTURED & ACQUISITION FINANCE DEPARTMENT
AGENCY & BUSINESS SUPPORT
Jean Herve Carlou
[telephone graphic]  33 1 42 95 22 62
Fax:                 33 1 42 95 41 07
[e-mail graphic]     jean-herve.carlou@credit1yonnais.fr

Societe d'Investissement pour is Telephonie S.A.
c/o Vivendi Universal
42, avenue de Friedland
75008 Paris
France

Attention: Hubert Dupont Lhotelain

Vivendi Universal S.A.
42, avenue de Friedland
75008 Paris
France

Attention: Hubert Dupont Lhotelain

                                                                 20 January 2003


Dear Sirs,

Credit Agreement dated 6 December 2002 between Societe d'Investissement pour la Telephonie S.A. as Borrower (1), Vivendi Universal S.A. as Parent (2), BNP Paribas, CDC Finance-CDC Ixis, Credit Agricole Indosnez, Credit Lyonnais, Credit Suisse First Boston, Paris Branch, Dexia Credit Local, Natexis Banques Populaires, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., (Rabobank International, Paris Branch), The Royal Bank of Scotland plc, SG Investment Banking, Sumitomo Mitsui Banking Corporation and West LB AG, Paris Branch as Arrangers (3), the Original Lenders named therein (4), Credit Lyonnais as Agent
(5) and The Royal Bank of Scotland plc as Security Trustee (6) (the "Credit Agreement")

We refer to the Credit Agreement. In this letter, words and expressions defined in the Credit Agreement shall have the same meaning where used herein.

We hereby agree, as Agent on behalf of all the Lenders in accordance with Clause 34.1 (Required consents) of the Credit Agreement:

(i) that Clause 7.3 (Mandatory Prepayment from Proceeds) of the Credit Agreement shall be amended by the addition of the following words at the end of the definition of "Distribution Proceeds":

     "(E) payment of any amount due under the Hedging Agreement; and

(ii) that paragraph 6(e) of Schedule 2 (Conditions Precedent) of the Credit Agreement shall be amended by substituting the word "Borrower" for "Parent"; and

Subject to the amendment set out above, the Credit Agreement shall remain in full force and effect in accordance with its terms.

This letter may be executed by fax and in any number of counterparts, all of which taken together shal constitute one and the same instrument.


                                                                     [Illegible]

This letter is governed by and shall be construed in accordance with English law.

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute regarding the existence or validity of this letter) (a "DISPUTE"). The signatories to this letter agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no such party will argue to the contrary. This paragraph is for the benefit of the Agent only. As a result, the Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Agent may take concurrent proceedings in any number of jurisdictions.

Please sign and return the enclosed duplicate of this letter to confirm your agreement to its terms.


Yours faithfully,



/s/ Michel Anastassiados                     /s/ Jean Herve Cariou
-----------------------------------          -----------------------------------
Name:     Michel Anastassiados               Jean Herve Cariou
Position: Global Head of Structured          Head of Agency & Business Support
          & Acquisition Finance


For and on behalf of CREDIT LYONNAIS AS AGENT



Accepted and agreed



/s/ Jacques Espinasse
-----------------------------------
Name:     Jacques Espinasse
Position: Director Financier Groupe


For and on behalf of SOCIETE D'INVESTISSIMENT POUR LA TELEPHONIE S.A.


/s/ Jacques Espinasse
-----------------------------------
Name:     Jacques Espinasse
Position: Director Financier Groupe


For and on behalf of VIVENDI UNIVERSAL S.A.

[CREDIT LYONNAIS LETTERHEAD]
-------------------------------------------------------------------------------
           DEBT, PRODUCTS & INSTRUMENTS DIVISION - D.P.I.D.
           STRUCTURED & ACQUISITION FINANCE DEPARTMENT
           AGENCY & BUSINESS SUPPORT
           Jean Herve Cariou
           [TELEPHONE GRAPHIC]  33 1 42 95 22 62
           FAX                  33 1 42 95 41 07
           E-MAIL               jean-herve.cariou@creditlyonnais.fr

           Societe d'Investissement pour la Telephonie S.A.
           c/o Vivendi Universal
           42, avenue de Friedland
           75008 Paris
           France

           Attention: Hubert Dupont Lhotelain

           Vivendi Universal S.A.
           42, avenue de Friedland
           75008 Paris
           France

           Attention: Hubert Dupont Lhotelain

                                                                 21 January 2003

           Dear Sirs,

           CREDIT AGREEMENT DATED 6 DECEMBER 2002 AND AMENDED BY AN AMENDMENT LETTER DATED 20 JANUARY 2003 BETWEEN SOCIETE D'INVESTISSEMENT POUR LA TELEPHONIE S.A. AS BORROWER (1), VIVENDI UNIVERSAL S.A. AS PARENT
           (2), BNP PARIBAS, CDC FINANCE-CDC IXIS, CREDIT AGRICOLE INDOSUEZ, CREDIT LYONNAIS, CREDIT SUISSE FIRST BOSTON, PARIS BRANCH, DEXIA CREDIT LOCAL, NATEXIS BANQUES POPULAIRES, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., (RABOBANK INTERNATIONAL, PARIS BRANCH), THE ROYAL BANK OF SCOTLAND PLC, SG INVESTMENT BANKING, SUMITOMO MITSUI BANKING CORPORATION AND WEST LB AG, PARIS BRANCH AS ARRANGERS (3), THE ORIGINAL LENDERS NAMED THEREIN (4), CREDIT LYONNAIS AS AGENT (5), AND THE ROYAL BANK OF SCOTLAND PLC AS SECURITY TRUSTEE (6) (THE "CREDIT AGREEMENT")

           We refer to the Credit Agreement. In this letter, words and expressions defined in the Credit Agreement shall have the same meaning where used herein.

           We hereby agree, as Agent on behalf of all the Lenders in accordance with Clause 34.1 (Required consents) of the Credit Agreement, that the Credit Agreement shall be amended as follows:

           1. In Clause 1.1 (Definitions), the definition of "ACQUISITION" shall be deleted and replaced with the following:

               ""ACQUISITION" means the acquisition by the Borrower of the Borrower Cegetel Shares pursuant to the Acquisition Agreement,";

           2. in Clause 1.1 (Definitions), the definition of "ACQUISITION AGREEMENT" shall be deleted and replaced with the following:

               ""ACQUISITION AGREEMENT" means the contract between the Borrower and the Vendor relating to the Borrower Cegetel Shares, evidenced by the execution by the Vendor of the transfer forms (ordres de mouvements) relating to the Borrower Cegetel Shares and the payment by the Borrower of the purchase price of the Borrower Cegetel Shares.";

                                                                     [ILLEGIBLE]

3. in Clause 1.1 (Definitions), the definition of "COMPLETION" shall be deleted and replaced with the following:

    ""COMPLETION" means the completion of the Acquisition upon execution of the Acquisition Agreement by the Vendor and payment of the purchase price for the Borrower Cegetel Shares by the Borrower to the Vendor.";

4. in Clause 1.1 (Definitions), the definition of "PROCEEDS" shall be deleted and replaced with the following:

    ""PROCEEDS" means all Subscription Proceeds, all Distribution Proceeds, all TD Distribution Proceeds and all Swap Proceeds (each as defined in Clause
    7.3 (Mandatory Prepayment from Proceeds)).";

5. Clause 3.1 (Purpose) shall be amended by the deletion of the words "under the Acquisition Agreement" at the end of that clause;

6. in paragraph (a) of Clause 7.3 (Mandatory Prepayment from Proceeds), the following new definition shall be added at the end of that clause:

    ""SWAP PROCEEDS" means all, if any, net proceeds payable to the Borrower on termination of the Hedging Agreement.";

7. paragraph (b) of Clause 7.3 (Mandatory Prepayment from Proceeds) shall be deleted and replaced with the following:

    "(b) The Borrower shall prepay the Loan in an amount equal to the Subscription Proceeds, the Distribution Proceeds, the TD Distribution Proceeds and (on termination of the Hedging Agreement) the Swap Proceeds.";

8. paragraph (c) of Clause 7.7 (Holding Account) of the Credit Agreement be deleted and replaced with the following:

    (a) "The Borrower shall be entitled, notwithstanding the Security over the Holding Account, to invest the credit balance of the account in financial instruments acceptable to the Agent, on condition that Security in favour of the Security Trustee is created over the financial instruments so acquired, in form and substance satisfactory to the Agent and Security Trustee."; and

9.  Schedule 2 (Conditions Precedent) shall be amended as follows:

      (i) paragraph 2(b) of Schedule 2 (Conditions Precedent) shall be deleted;

     (ii) paragraph 2(c) of Schedule 2 shall be renumbered as paragraph 2(b);

    (iii) paragraph 4(b) of Schedule 2 (Conditions Precedent) shall be deleted;

     (iv) paragraph 4(c) of Schedule 2 shall be renumbered as paragraph 4(b);

      (v) paragraph 4(d) of Schedule 2 shall be renumbered as paragraph 4(c);

     (vi) paragraph 4(e) of Schedule 2 shall be renumbered as paragraph 4(d).

Subject to the amendments set out above, the Credit Agreement shall remain in full force and effect in accordance with its terms.

This letter may be executed by fax and in any number of counterparts, all of which taken together shall constitute one and the same instrument.

This letter is governed by and shall be construed in accordance with English law.

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute regarding the existence or validity of this letter) (a "DISPUTE"). The signatories to this letter agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no such party will argue to the contrary. This paragraph is for the benefit of the Agent only. As a result, the Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Agent may take concurrent proceedings in any number of jurisdictions.

Please sign and return the enclosed duplicate of this letter to confirm your agreement to its terms.

Yours faithfully,

/s/ Michel Anastassiades                     /s/ Jean Herve Cariou
-----------------------------------          ---------------------------------
Name: Michel Anastassiades                   Jean Herve Cariou
Position: Global Head of Structured          Head of Agency & Business Support
          & Acquisition Finance

For and on behalf of CREDIT LYONNAIS AS AGENT




Accepted and agreed


[illegible]
-----------------------------------
Name:
Position:

For and on behalf of SOCIETE D'INVESTISSMENT POUR LA TELEPHONIE S.A.



/s/ Jacques Espinasse
-----------------------------------
Name:
Position:

For and on behalf of VIVENDI UNIVERSAL S.A.

[CREDIT LYONNAIS LETTERHEAD]

DEBT, PRODUCTS & INSTRUMENTS DIVISION - D.P.I.D.
STRUCTURED & ACQUISITION FINANCE DEPARTMENT
AGENCY & BUSINESS SUPPORT
Jean Herve Cariou
[TELEPHONE GRAPHIC] 33 1 42 95 22 62
Fax  33 1 42 95 41 07
E[ENVELOPE GRAPHIC] jean-herve.cariou@creditiyonnals.fr



Societe d'Investissement pour la Telephonie S.A.
c/o Vivendi Universal
42, avenue de Friedland
75008 Paris
France

Attention:  Hubert Dupont Lhotelain

Vivendi Universal S.A.
42, avenue de Friedland
75008 Paris
France

Attention: Hubert Dupont Lhotelain

                                                                 31st March 2003

Dear Sirs,

Credit Agreement dated 6 December 2002 between Societe d'Investissement pour la Telephonie S.A. as borrower (1), Vivendi Universal S.A. as parent (2), BNP Paribas CDC Finance - CDC Ixis, Credit Agricole Indosuez, Credit Lyonnais, Credit Suisse First Boston, Paris Branch, Dexia Credit Local, Natexis Banques Populaires, Cooperatieve Centrale Ralffeisen-Boerenleenbank B.A., (Rabobank International, Paris Branch), the Royal Bank of Scotland PLC, SG Investment Banking, Sumitomo Mitsui Banking Corporation and West LB AG, Paris Branch as arrangers (3), the original lenders named therein (4), Credit Lyonnais as agent
(5) and the Royal Bank of Scotland PLC as security trustee (6) (the "Credit Agreement") (as amended by an amendment letter dated 20 January 2003 and by a second Amendment Letter dated 21 January 2003).

We refer to the Credit Agreement. In this letter, words and expressions defined in the Credit Agreement shall have the same meaning where used herein.

We hereby agree, as Agent on behalf of all the Lenders in accordance with Clause 34.1 (Required consents) of the Credit Agreement, that Clause 7.3 (Mandatory Prepayment from Proceeds) of the Credit Agreement shall be amended as follows:

     1. paragraph (A) of the definition of "DISTRIBUTION PROCEEDS" shall be deleted and replaced with the following:

          "(A) interest payable on the Loan pursuant to Clause 8 (Interest) plus amounts payable by the Borrower under the Hedging Agreement during the then current Interest Period, minus amounts receivable by the Borrower under the Hedging Agreement during the then current Interest Period; and"; and

2. paragraph (E) of the definition of "DISTRIBUTION PROCEEDS" shall be deleted.

Subject to the amendments set out above, the Credit Agreement shall remain in full force and effect in accordance with its terms.

This letter may be executed by fax and in any number of counterparts, all of which taken together shall constitute one and the same instrument.

This letter is governed by and shall be construed in accordance with English law.

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute regarding the existence or validity of this letter) (a "DISPUTE"). The signatories to this letter agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no such party will argue to the contrary. This paragraph is for the benefit of the Agent only. As a result, the Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Agent may take concurrent proceedings in any number of jurisdictions.

Please sign and return the enclosed duplicate of this letter to confirm your agreement to its terms.

Yours faithfully,

/s/ Alain Lecrivain                          /s/ Jean Herve Cariou
-------------------------------------        ---------------------------------
Name: Alain Lecrivain                        Jean Herve Cariou
Position: Senior Vice-President              Position: Head of Agency & Business
          Co-ordination & Development        Support

For and on behalf of CREDIT LYONNAIS AS AGENT




Accepted and agreed


/s/ Sean Bennard Levy
-----------------------------------
Name: Sean Bennard Levy
Position: President

For and on behalf of SOCIETE D'INVESTISSEMENT POUR LA TELEPHONIE S.A.



/s/ Jacques Espinasse
-----------------------------------
Name: Jacques Espinasse
Position: Directeur financier Group

For and on behalf of VIVENDI UNIVERSAL S.A.

--------------------------------------------------------------------------------

[LOGO] CREDIT LYONNAIS
--------------------------------------------------------------------------------

DEBT, PRODUCTS & INSTRUMENTS DIVISION -- D.P.I.D.
STRUCTURED & ACQUISITION FINANCE DEPARTMENT
AGENCY & BUSINESS SUPPORT
Jean Herve Cariou
[PHONE GRAPHIC] 33 1 42 95 22 62
Fax 33 1 42 95 41 07
E[MAIL GRAPHIC] jean-herve.cariou@creditlyonnais.fr


Societe d'Investissement pour la Telephonie S.A.
c/o Vivendi Universal
42 avenue de Friedland
75008 Paris
France

Attention:     Hubert Dupont Lhotelain

Vivendi Universal S.A.
42 avenue de Friedland
75008 Paris
France

Attention:     Hubert Dupont Lhotelain

                                                                  25th June 2003

Dear Sirs,

CREDIT AGREEMENT DATED 6 DECEMBER 2002 BETWEEN SOCIETE D'INVESTISSEMENT POUR LA TELEPHONIE S.A. AS BORROWER (1), VIVENDI UNIVERSAL S.A. AS PARENT (2), BNP PARIBAS, CDC FINANCE-CDC IXIS, CREDIT AGRICOLE INDOSUEZ, CREDIT LYONNAIS, CREDIT SUISSE FIRST BOSTON, PARIS BRANCH, DEXIA CREDIT LOCAL, NATEXIS BANQUES POPULAIRES, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., (RABOBANK INTERNATIONAL, PARIS BRANCH), THE ROYAL BANK OF SCOTLAND PLC, SG INVESTMENT BANKING, SUMITOMO MITSUI BANKING CORPORATION AND WEST LB AG, PARIS BRANCH AS ARRANGERS (3), THE ORIGINAL LENDERS NAMED THEREIN (4), CREDIT LYONNAIS AS AGENT
(5) AND THE ROYAL BANK OF SCOTLAND PLC AS SECURITY TRUSTEE (6) (THE "CREDIT AGREEMENT") (AS AMENDED BY AN AMENDMENT LETTER DATED 20 JANUARY 2003, BY A SECOND AMENDMENT LETTER DATED 21 JANUARY 2003 AND BY A THIRD AMENDMENT LETTER DATED 31 MARCH 2003).

We refer to the Credit Agreement. In this letter, words and expressions defined in the Credit Agreement shall have the same meaning where used herein.

We hereby agree, as Agent, on behalf of all the Lenders in accordance with Clauses 34.1 (Required consents) and 34.2 (Exceptions) of the Credit Agreement, that in Clause 1.1 (Definitions), the definition of "BREAK COSTS" shall be deleted and replaced with the following:

""BREAK COSTS" means the amount (if any) by which:

     (a) that part of the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or that Unpaid Sum, had the principal



            Address: 81, rue de Richelieu -- 75002 PARIS (France) --
             TEL. : 33 (0)1 42 95 70 00 -- FAX: 33 (0)1 42 95 41 07
--------------------------------------------------------------------------------
    Credit Lyonnais -- S.A. with registered capital of 1,808,394,053 Euro --
                           SIREN 954 509 741 RCS Lyon
          amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

     (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period."

Subject to the amendment set out above, the Credit Agreement shall remain in full force and effect in accordance with its terms.

This letter may be executed by fax and in any number of counterparts, all of which taken together shall constitute one and the same instrument.

This letter is governed by and shall be construed in accordance with English law.

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute regarding the existence or validity of this letter) (a "Dispute"). The signatories to this letter agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no such party will argue to the contrary. This paragraph is for the benefit of the Agent only. As a result, the Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Agent may take concurrent proceedings in any number of jurisdictions.

Please sign and return the enclosed duplicate of this letter to confirm your agreement to its terms.

Yours faithfully,


/s/ MICHEL ANASTASSIADES                /s/ JEAN HERVE CARIOU
-----------------------------------     -----------------------------------
Name: Michel Anastassiades              Name: Jean Herve Cariou
Position: Global Head of Structured     Position: Head of Agency & Business
          & Acquisition Finance                   Support

For an on behalf of CREDIT LYONNAIS as Agent


Accepted and agreed


/s/ REGIS TURRINI
----------------------------------
Name:
Position: President Directeur General

For an on behalf of SOCIETE D'INVESTISSEMENT POUR LA TELEPHONIE S.A.


/s/ JACQUES ESPINASSE
----------------------------------
Name: Jacques Espinasse
Position: Directeur financier Groupe

For and on behalf of VIVENDI UNIVERSAL S.A.